The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156628

Subject to Completion.
Dated March 26, 2012.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 30, 2009)

62,158 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A
Liquidation Preference Amount $1,000 Per Share

                  This prospectus supplement relates to the offer and sale of 62,158 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share (the "Preferred Shares"), liquidation preference amount $1,000 per share, by the United States Department of the Treasury ("Treasury"). We issued the Preferred Shares to Treasury on December 12, 2008 as part of Treasury's Troubled Asset Relief Capital Purchase Program (the "CPP") in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

                  We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury.

                  Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. The initial dividend rate is 5% per annum through February 14, 2014, and will increase to 9% per annum on and after February 15, 2014 if not otherwise redeemed earlier for cash by us. Under the terms of our memoranda of understanding with our regulators, we may not pay dividends on the Preferred Shares without regulatory approval. We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for cash, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption.

                  The Preferred Shares will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

                  The public offering price and the allocation of the Preferred Shares in this offering will be determined by an auction process. During the auction period, potential bidders will be able to place bids to purchase Preferred Shares at any price (such bid price to be in increments of $0.01). However, the minimum size for any bid will be one Preferred Share. We have received regulatory approval to bid on the Preferred Shares in the auction, and we intend to submit one or more bids in the auction. Our bids may be for some or all of the Preferred Shares and may be made at a price or prices per share that is less than the liquidation preference per share. If Treasury decides to sell any of the offered Preferred Shares, the public offering price of such Preferred Shares will equal the clearing price set in the auction plus accrued dividends thereon. The clearing price will be equal to the highest price in the auction for which the quantity of all bids at or above such price equals the number of Preferred Shares that Treasury elects to sell. In certain cases, the bids of bidders may be pro-rated. Even if bids are received for all of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares, regardless of the clearing price set in the auction process. The method for submitting bids and a more detailed description of this auction process are described in "Auction Process" beginning on page S-39 of this prospectus supplement.

                  Investing in the Preferred Shares involves risks. You should read the "Risk Factors" section beginning on page S-10 of this prospectus supplement and page 4 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2011 before making a decision to invest in the Preferred Shares.

	Per Share	Total
Public offering price(1)	$	$
Underwriting discounts and commissions to be paid by Treasury(2)	$	$
Proceeds to Treasury	$	$

(1)
Plus accrued dividends from and including February 15, 2012.

(2)
Treasury has agreed to pay all underwriting discounts and commissions and transfer taxes. We have agreed to pay all transaction fees, if any, applicable to the sale of the Preferred Shares and fees and disbursements of counsel for Treasury incurred in connection with this offering.

                  None of the Securities and Exchange Commission (the "SEC"), the Federal Deposit Insurance Corporation (the "FDIC"), the Board of Governors of the Federal Reserve System (the "Federal Reserve"), any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                  The Preferred Shares are not savings accounts, deposits or other obligations of any bank, thrift or other depositary institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

                  The underwriters expect to deliver the Preferred Shares in book-entry form through the facilities of The Depository Trust Company and its participants against payment on or about April         , 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Sandler O'Neill + Partners, L.P.

Co-Managers

Drexel Hamilton	SL Hare Capital	TBC Securities

The date of this prospectus supplement is March         , 2012.

ABOUT THIS PROSPECTUS SUPPLEMENT

              You should read this prospectus supplement, the accompanying prospectus and the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" before you make a decision to invest in the Preferred Shares. In particular, you should review the information under the heading "Risk Factors" beginning on page S-10 of this prospectus supplement, the information set forth under the heading "Risk Factors" set forth on page 4 in the accompanying prospectus and the information under the heading "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. Neither we nor Treasury nor the underwriters are making an offer to sell the Preferred Shares in any manner in which, or in any jurisdiction where, the offer or sale thereof is not permitted. We have not authorized any person to provide you with different or additional information. If any person provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects may have changed since any such date.

              In this prospectus supplement, we frequently use the terms "we," "our" and "us" to refer to Wilshire Bancorp, Inc. (the "Company") and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus supplement, the accompanying prospectus, the other reports, statements, and information that we have previously filed or that we may subsequently file with the SEC and public announcements that we have previously made or may subsequently make include, incorporate by reference or may incorporate by reference certain statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the benefits of that act. The forward-looking statements included or incorporated by reference in this prospectus supplement, the accompanying prospectus and those reports, statements, information and announcements address activities, events or developments that we expect or anticipate will or may occur in the future. Any statements in this document about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "may," "should," "could," "predict," "potential," "believe," "will likely result," "expect," "will continue," "anticipate," "seek," "estimate," "intend," "plan," "projection," "would" and "outlook," and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus, and our Annual Report on Form 10-K for the year ended December 31, 2011. It is important to note that our actual results may differ materially from those in such forward-looking statements due to fluctuations in interest rates, inflation, government regulations, economic conditions, customer disintermediation and competitive product and pricing pressures in the geographic and business areas in which we conduct operations, as well as the factors discussed elsewhere in this prospectus supplement, including the discussion under the section entitled "Risk Factors."

              The risk factors referred to in this prospectus supplement, the accompanying prospectus, and our Annual Report on Form 10-K for the year ended December 31, 2011 could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and

S-i

you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and neither we nor the underwriters undertakes any obligation to update or revise any forward-looking statement or statements to reflect new information, events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as may otherwise be required by law. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

              We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC's public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov or on our website at www.wilshirebank.com. However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus. Written requests for copies of the documents we file with the SEC should be directed to Wilshire Bancorp, Inc., 3200 Wilshire Boulevard, Los Angeles, California 90010, Attention: Alex Ko, Chief Financial Officer, telephone: (213) 387-3200.

              This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (Registration No. 333-156628) filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

              The SEC allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (other than information "furnished" rather than "filed" and information that is modified or superseded by subsequently filed documents prior to the termination of this offering):

  •
  the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

S-ii

  •
  the Company's Current Reports on Form 8-K filed on June 1, 2011, September 19, 2011, October 4, 2011, October 19, 2011 and November 29, 2011; and

  •
  the Company's Definitive Proxy Statement related to its 2011 annual meeting of shareholders, as filed with the SEC on April 15, 2011 (other than the portions thereof identified therein under the heading "No Incorporation by Reference of Certain Portions of this Proxy Statement").

              We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus supplement or the accompanying prospectus. Requests should be directed to: Wilshire Bancorp, Inc., 3200 Wilshire Boulevard, Los Angeles, California 90010, Attention: Alex Ko, Chief Financial Officer, telephone: (213) 387-3200.

S-iii

SUMMARY

              This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the Preferred Shares. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before deciding whether to invest in the Preferred Shares. You should carefully consider the sections entitled "Risk Factors" in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein to determine whether an investment in the Preferred Shares is appropriate for you.

 The Company

General

              Wilshire Bancorp, Inc. is a bank holding company offering a broad range of financial products and services primarily through our main subsidiary, Wilshire State Bank, a California state-chartered commercial bank, which we sometimes refer to in this prospectus supplement as the "Bank." Our corporate headquarters and primary banking facilities are located at 3200 Wilshire Boulevard, Los Angeles, California 90010. In addition, the Bank has 24 full-service branch offices in Southern California, Texas, New Jersey, and the greater New York City metropolitan area. We also have eight (8) loan production offices, or "LPOs," used primarily for the origination of loans under our Small Business Administration, or "SBA," lending program in California, Colorado, Georgia, Texas (2 offices), New Jersey, Washington, and Virginia.

              At December 31, 2011, we had on a consolidated basis approximately $2.7 billion in assets, $2.0 billion in total loans (net of deferred fees), and $2.2 billion in deposits.

              We operate a community bank focused on the general commercial banking business, with our primary market encompassing the multi-ethnic populations of Southern California, Dallas-Fort Worth, New Jersey, and the New York metropolitan area. Our client base reflects the ethnic diversity of these communities. To address the needs of our multi-ethnic customers, we have many multilingual employees who are able to converse with our clientele in their native languages. We believe that the ability to speak the native language of our customers assists us in tailoring products and services for our customers' needs.

              We operate in three primary business segments: Banking Operations, Trade Finance Services ("TFS"), and Small Business Administration ("SBA") Lending Services. In Banking Operations, the Company raises funds from deposits and borrowings for loans and investments, and provides lending products, including commercial, consumer, and real estate loans to its customers. We engage in a full complement of lending activities, including, commercial real estate and home mortgage lending, commercial business lending and trade finance, SBA lending, consumer loans, and construction lending. We offer a variety of accounts for depositors that are designed to attract both short-term and long-term deposits. These accounts include certificates of deposit, regular savings accounts, money market accounts, checking and negotiable order of withdrawal accounts, installment savings accounts, and individual retirement accounts. Deposits in Wilshire State Bank are insured up to the maximum limits authorized under the Federal Deposit Insurance Act, as amended (the "FDIA").

              Our TFS services include the issuance and negotiation of letters of credit, as well as the handling of documentary collections. On the export side, we provide advising and negotiation of commercial letters of credit, and we transfer and issue back-to-back letters of credit. We also provide importers with trade finance lines of credit, which allow for issuance of commercial letters of credit and financing of documents received under such letters of credit, as well as documents received under documentary collections. The SBA department mainly provides customers with access to the U.S. SBA guaranteed lending program. Through the SBA loan program, we are able to offer customers with small businesses a variety of loans to meet their needs. A portion of SBA loans are guaranteed by the Small Business Administration, with the backing of the U.S. government, making them attractive to both the Company and our customers. A significant portion of our business entails selling the guaranteed portion of SBA loans that we originate in the secondary market for premium.

              Additional information about us and our subsidiaries is included in the documents incorporated by reference to this prospectus supplement and accompanying prospectus.

Recent Development

              We have received approval from the FDIC and California Department of Financial Institutions (the "California DFI") for a dividend of up to $62.2 million from the Bank to the Company for purposes of bidding on the Preferred Shares offered in the auction. We have also received approval from the Federal Reserve Bank of San Francisco (the "Reserve Bank") to bid on the Preferred Shares offered in the auction. We intend to submit one or more bids to purchase the Preferred Shares in the auction. Our bids may be for some or all of the Preferred Shares and our bids may be made at a price or prices per share that is less than the liquidation preference per share.

The Offering

              The following summary contains basic information about the Preferred Shares and the auction process and is not intended to be complete and does not contain all the information that is important to you. For a more complete understanding of the Preferred Shares and the auction process, you should read the sections of this prospectus supplement entitled "Description of Preferred Shares" and "Auction Process" and any similar sections in the accompanying prospectus.

Issuer	Wilshire Bancorp, Inc., a California corporation
Preferred Shares Offered by Treasury

62,158 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share. The number of Preferred Shares to be sold will depend on the number of bids received in the auction described below and whether Treasury decides to sell any Preferred Shares in the auction process. See the section entitled "Auction Process" in this prospectus supplement.

Liquidation Preference

If we liquidate, dissolve or wind up (collectively, a "liquidation"), holders of the Preferred Shares will have the right to receive $1,000 per share, plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to, but not including, the date of payment, before any payments are made to holders of our common stock or any other capital stock that ranks, by its terms, junior as to rights upon liquidation to the Preferred Shares.

Dividends

Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. The initial dividend rate is 5% per annum through February 14, 2014, and will increase to 9% per annum on and after February 15, 2014 if not otherwise redeemed earlier for cash by us.

Under the terms of our memoranda of understanding with our regulators, we may not pay dividends on the Preferred Shares without obtaining prior approvals from our regulators. See the first three risk factors set forth under "Risk Factors—Risk Factors Related to Our Business" and the first risk factor set forth under "Risk Factors Related to an Investment in the Preferred Shares" beginning on page S-10.

Maturity	The Preferred Shares have no maturity date.

Rank

The Preferred Shares rank (i) senior to common stock or any other capital stock that ranks, by its terms, junior as to dividend rights and/or rights upon liquidation to the Preferred Shares (collectively, the "Junior Stock"), (ii) equally with any shares of our capital stock whose terms do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or rights upon liquidation (collectively, the "Parity Stock") and (iii) junior to all of our existing and future indebtedness and any future senior securities, in each case as to dividend rights and/or rights upon liquidation.

Priority of Dividends

So long as the Preferred Shares remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

Redemption

We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption. We have not applied for such regulatory approval and have no present intention to redeem any of the Preferred Shares. However, if we are not the successful bidder for all of the Preferred Shares in the auction, we expect that we would redeem any remaining Preferred Shares prior to February 15, 2014, assuming that we consider such redemption to be financially prudent at the time and assuming we are able to obtain all necessary regulatory approvals.

Voting Rights

Holders of the Preferred Shares generally have no voting rights. However, if we do not pay dividends on the Preferred Shares for six or more quarterly periods, whether or not consecutive, the holders of the Preferred Shares, voting as a single class with the holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our Board of Directors until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) on the Preferred Shares are paid in full.

In addition, the affirmative vote of the holders of at least 66 2/3% of the outstanding Preferred Shares is required for us to authorize, create or increase the authorized number of shares of our capital stock ranking, as to dividends or amounts payable upon liquidation, senior to the Preferred Shares, to amend, alter or repeal any provision of our charter or the Certificate of Determination for the Preferred Shares in a manner that adversely affects the rights of the holders of the Preferred Shares or to consummate a binding share exchange or reclassification of the Preferred Shares or a merger or consolidation of us with another entity unless (x) the Preferred Shares remain outstanding or are converted into or exchanged for preference shares of the surviving entity or its ultimate parent and (y) the Preferred Shares remain outstanding or such preference shares have such terms that are not materially less favorable, taken as a whole, than the rights of the Preferred Shares immediately prior to such transaction, taken as a whole.

Auction Process

The public offering price and the allocation of the Preferred Shares in this offering will be determined through an auction process conducted by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O'Neill & Partners, L.P., the joint book-running managers in this offering, in their capacity as the auction agents. The auction process will entail a modified "Dutch auction" mechanic in which bids may be submitted through the auction agents or one of the other brokers that is a member of the broker network, which are collectively referred to in this prospectus supplement as the "network brokers," established in connection with the auction process. Each broker will make suitability determinations with respect to its own customers wishing to participate in the auction process. The auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process. We encourage you to discuss any questions regarding the bidding process and suitability determinations applicable to your bids with your broker.

We have received approval from the FDIC and California DFI for a dividend of up to $62.2 million from the Bank to the Company for purposes of bidding on the Preferred Shares of the Company offered in the auction. We have also received approval from the Federal Reserve to bid on the Preferred Shares offered in the auction. We intend to submit one or more bids to purchase Preferred Shares in the auction. Our bids may be for some or all of the Preferred Shares and may be made at a price or prices per share that is less than the liquidation preference per share. For more information about the auction process, see "Auction Process" in this prospectus supplement.

Minimum Bid Size and Price Increments

This offering is being conducted using an auction process in which prospective purchasers are required to bid for the Preferred Shares. During the auction period, bids may be placed for Preferred Shares at any price (each bid price to be in increments of $0.01) with a minimum bid size of one Preferred Share. See "Auction Process" in this prospectus supplement.

Bid Submission Deadline

The auction will commence at 8:30 a.m., New York City time, on the date specified by the auction agents in a press release issued prior to the opening of the equity markets on such day, and will close at 6:30 p.m., New York City time, on the second business day immediately thereafter, which is referred to as the "submission deadline."

Irrevocability of Bids

Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit bids that are accepted by Treasury will be obligated to purchase the Preferred Shares allocated to them. The auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws; however, the auction agents, in their sole discretion, may require that bidders confirm their bids before the auction process closes. See "Auction Process" in this prospectus supplement.

Clearing Price

The price at which the Preferred Shares will be sold to the public will be the clearing price set by the auction process plus accrued dividends thereon. The clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. The clearing price will be equal to the highest price in the auction for which the quantity of all bids at or above such price equals the number of Preferred Shares that Treasury has elected to sell.

Unless Treasury decides not to sell any Preferred Shares or as otherwise described below, the Preferred Shares will be sold to bidders at the clearing price plus accrued dividends. Even if bids are received for all or more of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares in the auction process or may sell less than all of the offered Preferred Shares. If Treasury decides to sell Preferred Shares in the auction, after Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents and each network broker that has submitted a successful bid will notify successful bidders that the auction has closed and that their bids have been accepted by Treasury (subject, in some cases, to pro-ration, as described below). The clearing price and number of Preferred Shares to be sold are also expected to be announced by press release on the business day following the end of the auction. See "Auction Process" in this prospectus supplement.

Number of Preferred Shares to be Sold

Even if bids are received for all or more of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares or may decide only to sell a portion of the Preferred Shares in the auction process, regardless of the clearing price. If Treasury elects to sell any Preferred Shares in the auction, Treasury must sell those shares (which may only represent a portion of the offered Preferred Shares) at the clearing price. In no event will Treasury sell more Preferred Shares than the number of Preferred Shares for which there are bids. See "Auction Process" in this prospectus supplement.

Allocation; Pro-Ration

If Treasury elects to sell Preferred Shares in the offering, then any accepted bids submitted above the clearing price will receive allocations in full, while any accepted bids submitted at the clearing price may experience pro-rata allocation. See "Auction Process" in this prospectus supplement.

Use of Proceeds	We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. See "Use of Proceeds."
Listing	The Preferred Shares will not be listed for trading on any stock exchange nor will they be available for quotation on any national quotation system.
Risk Factors

See "Risk Factors" and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before making a decision to invest in the Preferred Shares.

Auction Agents	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O'Neill & Partners, L.P.
Network Brokers	See page S-40 for a list of brokers participating as network brokers in the auction process.

Selected Financial Data

              You should read the following summary selected consolidated financial data with our consolidated financial statements and notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement. The following table sets forth selected financial data for us at and for each of the years in the five-year period ended December 31, 2011. The selected results of operations data for the years ended December 31, 2011, 2010 and 2009, and the selected balance sheet data as of December 31, 2011 and 2010, have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement. The selected results of operations data for the years ended December 31, 2008 and 2007 and the summary statement of financial condition data dated as of December 31, 2009, 2008 and 2007 have been derived from our audited financial statements that are not included in this prospectus supplement. Historical results are not necessarily indicative of future results.

	As of and For the Years Ended December 31,
(Dollars in Thousands)	2011	2010	2009	2008	2007
Summary Statement of Financial Condition Data:
Total loans, net of unearned income(1)	$1,981,486	$2,326,624	$2,427,441	$2,051,528	$1,809,050
Allowance for loan losses	102,982	110,953	62,130	29,437	21,579
Other real estate owned	8,221	14,983	3,797	2,663	133
Total assets	2,696,854	2,970,525	3,435,997	2,450,011	2,196,705
Total deposits	2,202,309	2,460,940	2,828,215	1,812,601	1,763,071
Federal Home Loan Bank advances(2)	60,000	135,000	232,000	260,000	150,000
Junior subordinated debentures	87,321	87,321	87,321	87,321	87,321
Total shareholders' equity	309,582	229,162	266,136	255,060	171,786
Summary Statement of Operations Data:
Interest income	$129,964	$156,420	$158,354	$148,633	$157,636
Interest expense	22,589	42,704	58,891	66,014	76,286
Net interest income before provision for losses on loans and loan commitments	107,375	113,716	99,463	82,619	81,350
Provision for losses on loans and loan commitments	59,100	150,800	68,600	12,110	14,980
Noninterest income	23,805	35,912	57,316	20,646	22,584
Noninterest expenses	68,785	67,376	57,369	48,400	44,839
Income (loss) before income taxes	3,295	(68,548)	30,810	42,755	44,115
Income taxes (benefit) provision	33,625	(33,790)	10,686	16,282	17,309
Preferred stock cash dividend and accretion of preferred stock	3,658	3,626	3,620	155	—
Net (loss) income available to common shareholders	(33,988)	(38,384)	16,504	26,318	26,806
Per Common Share Data:
Common stock cash dividends	$—	$0.05	$0.20	$0.20	$0.20
Net (loss) income available to common shareholders:
Basic	$(0.61)	$(1.30)	$0.56	$0.90	$0.91
Diluted	$(0.61)	$(1.30)	$0.56	$0.90	$0.91
Book value per common share	$3.49	$5.72	$7.01	$6.65	$5.87

	As of and For the Years Ended December 31,
(Dollars in Thousands)	2011	2010	2009	2008	2007
Weighted average common shares outstanding:
Basic	55,710,377	29,486,351	29,420,291	29,368,762	29,339,454
Diluted	55,710,377	29,486,351	29,429,299	29,407,388	29,449,211
Year-end common shares outstanding	71,282,518	29,477,638	29,483,307	29,413,757	29,253,311
Performance ratios:
Return on average total equity(3)	(11.46)%	(12.69)%	7.42%	14.14%	16.33%
Return on average common equity(4)	(16.66)%	(17.96)%	7.80%	14.30%	16.33%
Return on average assets(5)	(1.10)%	(1.04)%	0.67%	1.14%	1.31%
Net interest margin(6)	4.34%	3.76%	3.60%	3.81%	4.28%
Efficiency ratio(7)	52.44%	45.03%	36.59%	46.87%	43.14%
Net loans to total deposits at year end	85.30%	90.03%	83.63%	111.56%	101.38%
Common dividend payout ratio	0.00%	(3.84)%	35.65%	22.34%	21.98%
Capital ratios:
Average common shareholders' equity to average total assets	7.39%	6.39%	7.08%	7.89%	8.01%
Tier 1 capital to quarter-to-date average total assets	13.86%	9.18%	9.77%	13.25%	10.36%
Tier 1 capital to total risk-weighted assets	19.59%	12.61%	14.37%	15.36%	11.83%
Total capital to total risk-weighted assets	20.89%	14.00%	15.81%	17.09%	14.58%
Asset quality ratios:
Nonperforming loans to total loans(8)	2.21%	3.06%	2.92%	0.76%	0.59%
Nonperforming asset to total loans and other real estate owned(9)	2.62%	3.68%	3.07%	0.89%	0.60%
Charge-offs (net of recoveries) to average total loans	3.16%	4.33%	1.73%	0.26%	0.66%
Allowance for loan losses to total loans at year end	5.20%	4.77%	2.56%	1.43%	1.19%
Allowance for loan losses to nonperforming loans	234.95%	155.76%	87.78%	189.27%	203.55%

(1)
Total loans is the sum of loans receivable and loans held-for-sale and is reported at their outstanding principal balances, net of any unearned income (unamortized deferred fees and costs)

(2)
At December 31, 2011, our borrowing capacity with the Federal Home Loan Bank of San Francisco was $645.3 million, with $585.3 million in remaining capacity

(3)
Net income divided by average total shareholders' equity

(4)
Net income available to common shareholders, divided by average common shareholders' equity

(5)
Net income divided by average total assets

(6)
Represents net interest income as a percentage of average interest-earning assets

(7)
Represents the ratio of noninterest expense to the sum of net interest income before provision for losses on loans and loan commitments and total noninterest income

(8)
Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more, and restructured loans

(9)
Nonperforming assets consist of nonperforming loans (see footnote no. 8 above), and other real estate owned

RISK FACTORS

              An investment in our Preferred Shares is subject to risks inherent in our business, risks relating to the structure of the Preferred Shares and risks relating to the auction process being conducted as part of this offering. The material risks and uncertainties that management believes affect your investment in the Preferred Shares are described below and in the sections entitled "Risk Factors" in the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference herein. Before making an investment decision, you should carefully consider the risks and uncertainties described below and in the accompanying prospectus and information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks or uncertainties are realized, our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects, as well as our ability to pay dividends on the Preferred Shares, could be materially and adversely affected and the market price of the Preferred Shares could decline significantly and you could lose some or all of your investment.

Risk Factors Related to our Business

We are subject to various regulatory requirements and certain supervisory action by bank regulatory authorities, and on May 6, 2011, the Bank entered into an MOU with the California DFI and the FDIC that effectively requires prior approval by the FDIC and the California DFI for payment of dividends on the Preferred Shares and that could have a material adverse effect on our business, financial condition, and the market price of the Preferred Shares. Lack of compliance could result in additional actions by regulators.

              Under federal and state laws and regulations pertaining to the safety and soundness of insured depository institutions, the California DFI, the FDIC and the Federal Reserve have authority to compel or restrict certain actions if the Bank's or our capital should fall below adequate capital standards as a result of operating losses, or if such regulators otherwise determine that we or the Bank has insufficient capital or the Bank is otherwise operating in an unsafe and unsound manner.

              On May 6, 2011, the Bank entered into the MOU with the FDIC and the California DFI. Under the terms of the MOU, the Bank is required to take certain corrective and other actions required by the FDIC and the California DFI within certain specified time frames. Some of the most significant requirements of the MOU require the Bank to reduce its classified assets (not covered by the FDIC loss share agreements discussed further below), as specified by the FDIC, as a percentage of Tier 1 leverage capital plus reserves to no more than 50% of total capital and to maintain a Tier 1 leverage capital ratio of at least 10%. In addition, under its MOU, the Bank may not declare or pay any cash dividends to the Company without the prior written approval of the FDIC and the California DFI. Because the Company relies on the Bank for funds to pay dividends, this effectively requires prior approval of the FDIC and the California DFI for the payment of dividends on the Preferred Shares. The Bank, under its MOU, must obtain the consent of the FDIC and the California DFI prior to establishing new branches or offices and must obtain the non-objection of the FDIC and the California DFI prior to establishing significant new business lines or expanding existing business lines. One or more of the restrictions or requirements of the Bank under its MOU, as well as the MOU itself, may be lifted by the FDIC and California DFI at any time in their discretion.

              We have taken action and intend to take such further action as may be necessary to comply with the requirements of the MOU. If the Bank is unable to comply with the requirements of the MOU, the FDIC and the California DFI could take additional actions, including initiating formal enforcement actions, which would have an adverse effect on our business. If the Bank were subject to a formal enforcement action pursuant to Section 8 or 38 of the FDIA, then the Bank would only be "adequately capitalized" even though its capital ratios meet the well capitalized standard. In such event, the Bank would be prohibited from accepting, renewing or rolling over brokered deposits, which have been a source of funds for us in recent years, and rates on deposits would be limited to market rates determined by the FDIC, potentially adversely affecting our liquidity. The terms of any such corrective action could have a material negative effect on our business, our financial condition and the market price of our Preferred Shares.

We are also subject to an MOU with the Reserve Bank that limits the Company's ability to pay dividends on the Preferred Shares or receive dividends from the Bank and that imposes other restrictions and requires us to take certain actions.

              On June 29, 2011, the Company entered into an MOU with the Reserve Bank. The MOU is designed to enhance our holding company's ability to act as a source of strength to the Bank. Under the MOU, we are required to obtain the Reserve Bank's approval before taking certain actions, such as declaring or paying any dividends, including dividends to be paid on the Preferred Shares; taking dividends or any other form of payment representing a reduction in capital from the Bank; making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities; directly or indirectly, incurring, increasing or guaranteeing any debt, and; directly or indirectly, purchasing or redeeming any shares of our stock. Additionally, we agreed to limit indemnification and severance payments for executives and to comply with certain notice provisions when appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position. One or more of the restrictions or requirements of the Company under its MOU, as well as the MOU itself, may be lifted by the Reserve Bank at any time in its discretion.

              We have taken action and intend to take such further action as may be necessary to comply with the requirements of the MOU; however, if we are unable to comply with the requirements of the MOU, the Reserve Bank could take additional actions, including initiating formal enforcement actions, which would have an adverse effect on our business.

The Company relies heavily on the payment of dividends from the Bank.

              The Bank is the only source of significant income for the Company. Accordingly, the ability of the Company to meet its debt service requirements and to pay dividends, if permissible, depends on the ability of the Bank to pay dividends to it. However, the Bank is subject to regulations limiting the amount of dividends that it may pay to the Company. For example, any payment of dividends by the Bank is subject to the FDIC's capital adequacy guidelines. All banks and bank holding companies are required to maintain a minimum ratio of qualifying total capital to total risk-weighted assets of 8.00%, at least one-half of which must be in the form of Tier 1 capital, and a ratio of Tier 1 capital to average adjusted assets of 4.00%. If (i) the FDIC increases any of these required ratios; (ii) the total of risk-weighted assets of the Bank increases significantly; and/or (iii) the Bank's income decreases significantly, the Bank's Board of Directors may decide or be required to retain a greater portion of the Bank's earnings to achieve and maintain the required capital or asset ratios. This will reduce the amount of funds available for the payment of dividends by the Bank to the Company. Further, in some cases, the FDIC could take the position that it has the power to prohibit the Bank from paying dividends if, in its view, such payments would constitute unsafe or unsound banking practices. Moreover, the Bank's MOU prohibits the payment of dividends to the Company without the prior approval of the FDIC and California DFI, and the Company's MOU prohibits the receipt of dividends from the Bank without the prior approval of the Reserve Bank. In addition, whether dividends are paid and their frequency and amount will depend on the financial condition and performance and the discretion of the Board of Directors of the Bank. The foregoing restrictions on dividends paid by the Bank may limit the Company's ability to obtain funds from such dividends for its cash needs, including funds for payment of its debt service requirements and operating expenses and for payment of cash dividends to the Company's shareholders. The amount of dividends the Bank could pay to the Company as of December 31, 2011 without prior regulatory approval, which is limited by statute to the sum of undivided profits for the current year plus net profits for the preceding two years (less any distributions made to shareholders during such periods), was zero as undivided cumulative three year net income was negative, and therefore no dividends can be paid without regulatory approval. If such approval is withheld, the inability of the Company to receive dividends from the Bank could have a material adverse effect on its operations and financial condition.

We are subject to a pending derivative lawsuit and may become subject to governmental inquiries, which could have a material adverse effect on our financial condition, results of operation, and the market price of our Preferred Shares.

              We, and certain of our current and former officers and directors were recently named as defendants in a purported class action lawsuit alleging among other things, breaches of fiduciary duty laws, as described in "Legal Proceedings," Part I Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2011. We are unable, at this time, to estimate our potential liability in this matter, and we may be required to pay judgments, settlements, fines penalties, injunctions or other relief in amounts which may be material, and to incur costs and expenses in connection with the defense of this lawsuit.

              We regularly review our litigation reserves for adequacy considering our litigation risks and probability of incurring losses related to litigation. However, given the preliminary status of this foregoing, we are not able to assess the likelihood or amount of any liability that may be imposed and, accordingly, we do not have a reserve in respect of this litigation. We cannot be certain that our current litigation reserves will be adequate over time to cover our losses in this and other litigation due to higher than anticipated settlement costs, prolonged litigation, adverse judgments, or other factors that are largely outside of our control. In addition, our insurance coverage may not be adequate to cover our losses in the litigation or any investigation that may arise relating to the facts at issue in the litigation. If our litigation reserves and insurance coverage are not adequate, our business, financial condition, including our liquidity and capital, and results of operations could be materially adversely affected. Additionally, in the future, we may increase our litigation reserves, which could have a material adverse effect on our capital and results of operations.

              In addition, the SEC has requested information regarding the internal investigation and the adjustment to the Company's allowance for loan losses and provision for loan losses. The Company is providing this information and cooperating fully with the SEC's inquiry. We are unable to predict at this time the outcome of such inquiry, and we may become subject to possible administrative or enforcement actions from the SEC as a result.

              We expect the derivative lawsuit and any governmental inquiries that may arise to be time-consuming, and they may divert management's attention and resources from our ordinary business operations. Claims asserted against our Company, regardless of merit or eventual outcome, may harm our reputation, which could have a material adverse effect on our operating results, financial condition, and the market price of our Preferred Shares.

We previously reported a material weakness in our internal control over financial reporting, and determined that our internal controls and procedures were not effective as of the fiscal year end December 31, 2010. If we are unable to maintain the effectiveness of our internal controls and procedures, our financial results may not be accurately reported.

              We conducted an internal investigation with the assistance of outside independent professional firms and our internal audit department. As a result of the investigation, management discovered a deficiency in the operating effectiveness of loan underwriting, approval and renewal processes for those loan originations and asset sales associated with our former senior marketing officer. Specifically, these processes lacked effective supervision and oversight, by the former Chief Executive Officer, and the procedures and requirements associated with loan underwriting, approvals, renewals, and sales were not properly executed or enforced. Following the fourth quarter of 2010, we conducted an evaluation of the effectiveness of the system of internal control over financial reporting as of December 31, 2010 and determined that these control deficiencies, combined with the material adjustment to the Company's allowance for loan loss and related provision for loan losses discussed in our Annual Report on Form 10-K for the year ended December 31, 2010, constituted a material weakness in the Company's internal control over financial reporting, as described in "Item 9A. Controls and Procedures" of our Annual Report on Form 10-K for the year ended December 31, 2010. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected in a timely basis.

If we fail to maintain an effective system of internal and disclosure controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our securities.

              Effective internal controls over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We continually review and analyze our internal control over financial reporting for Sarbanes-Oxley Act of 2002 Section 404 compliance, including as of the year ended December 31, 2011. As part of that process we identified significant deficiencies in our internal control. A significant deficiency is a deficiency or combination of deficiencies, in internal control over financial reporting that is less severe than material weakness, yet important enough to merit attention by those responsible for the oversight of the Company's financial reporting. We have made and will continue to make efforts to improve our internal and disclosure controls and to remediate identified deficiencies. However, we may not be successful in such improvements. Any failure to maintain effective controls or timely effect any necessary improvement of our internal and disclosure controls could harm operating results, lead to errors in our financial statements or cause us to fail to meet our reporting obligations, which could affect our ability to remain listed with The NASDAQ Global Select Market. In addition, failure to comply with Section 404 of Sarbanes-Oxley or otherwise ineffective internal and disclosure controls could negatively affect our business, the price of our Preferred Shares, and market confidence in our reported financial information. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.

If a significant number of borrowers fail to perform under their loans, our business, profitability, and financial condition would be adversely affected.

              As a lender, one of the largest risks we face is the possibility that a significant number of our client borrowers will fail to pay their loans when due. If borrower defaults cause losses in excess of our allowance for loan losses, it could have an adverse effect on our business, profitability, and financial condition. We have established an evaluation process designed to determine the adequacy of the allowance for loan losses. Although this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses are dependent to a great extent on our experience and judgment. Although we believe that our allowance for loan losses is at a level adequate to absorb any inherent losses in our loan portfolio, we may find it necessary to further increase the allowance for loan losses or our regulators may require us to increase this allowance.

Increases in the level of non-performing loans could adversely affect our business, profitability, and financial condition.

              Increases in non-performing loans could have an adverse effect on our earnings as a result of related increases in our provisions for loan losses, charge-offs, and other losses related to non-performing loans. The increase in non-performing loans and resulting decline in earnings could deplete our capital, leaving the Company undercapitalized. Non-performing loans for the year ended

December 31, 2011 was $43.8 million, a decrease from $71.2 million at the end of 2010, and $70.8 million at the end of 2009. Delinquent loans, or loans still accruing but past due by 30 days or more, totaled $15.5 million at December 31, 2011, representing a decrease of $19.0 million, or 55.1%, from December 31, 2010. The decrease in non-performing and delinquent loans from 2010 to 2011 was a result of management's plan to aggressively reduce problem assets through sales and charge-offs in 2010 and 2011.

Increases in our allowance for loan losses could materially adversely affect our earnings.

              We maintain an allowance for loan losses in an attempt to cover losses in our loan portfolio. The determination of the allowance for loan losses, which represents management's estimate of probable losses inherent in our loan portfolio, involves a high degree of judgment and complexity. Our policy is to establish reserves for estimated losses on delinquent and other problems loans when it is determined that losses are expected to be incurred on such loans. Management's determination of the adequacy of the allowance is based on many factors, including an evaluation of the portfolio, past loss experience, current economic conditions, the volume and type of lending conducted by us, composition of the portfolio, the amount of our classified assets, seasoning of the loan portfolio, the status of past due principal and interest payments and other relevant factors. Changes in such estimates may have a significant impact on our financial statements. If our assumptions and judgments prove to be incorrect, our allowance for loan losses may not be sufficient to cover actual losses and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Additionally, continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside our control, may require an increase in the allowance for loan losses.

              In addition, the FDIC and the California DFI, as an integral part of their respective supervisory functions, periodically review our allowance for loan losses. Such regulatory agencies may require us to increase our provision for losses on loans and loan commitments or to recognize further loan charge-offs, based upon judgments different from those of our management. Any increase in our allowance required by the FDIC or the California DFI could adversely affect our operating results and financial condition.

Our focus on lending to small to mid-sized community-based businesses may increase our credit risk.

              Most of our commercial business and commercial real estate loans are made to small or middle market businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and have a heightened vulnerability to economic conditions. If general economic conditions in the markets in which we operate negatively impact this important customer sector, our results of operations and financial condition and the value of our Preferred Shares may be adversely affected. Moreover, a portion of these loans have been made by us in recent years and the borrowers may not have experienced a complete business or economic cycle. Furthermore, the deterioration of our borrowers' businesses may hinder their ability to repay their loans with us, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our concentration in loans secured by real estate, particularly commercial real estate, as well as commercial and industrial loans located in southern California, may have adverse effects on asset quality and increase our loan losses.

              As of February 29, 2012, our loan portfolio included: loans secured by real estate totaling $1.66 billion, or 84.6% of total loans; and commercial and industrial loans, totaling $285.4 million, or 14.6% of total loans. Most of these loans are in southern California. Because of the geographic concentration of these loans, continued deterioration of the southern California economy could affect the ability of borrowers, guarantors and related parties to perform in accordance with the terms of their loans, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. A substantial number of our borrowers are geographically concentrated in California, and adverse economic conditions in California, particularly in the Los Angeles area, could harm the businesses of a disproportionate number of our borrowers. To the extent that our borrowers' underlying businesses are harmed, they are more likely to default on their loans. California has experienced a moderate decline in housing prices since late 2006. The decline in housing prices subsequently developed into the current financial crisis, characterized by the further decline in the real estate market in many parts of the country, including California, starting in the second half of 2007, and the failures of many financial institutions between 2008 and 2011. Protracted weaknesses in the southern California economy may also have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose commercial real estate loan portfolios are more geographically diverse than ours.

              Commercial real estate loans are generally viewed as having more risk of default than residential real estate loans, particularly when there is a downturn in the economy. They are also typically larger than residential real estate loans and consumer loans and depend on cash flows from the owner's business or the property to service the debt. Cash flows may be affected significantly by general economic conditions and a downturn in the local economy or in occupancy rates in the local economy where the property is located, each of which could increase the likelihood of default on the loan. Because our loan portfolio contains a number of commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in our percentage of nonperforming loans. An increase in nonperforming loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on our results of operations and financial condition.

              Federal and state banking regulators are examining commercial real estate lending activity with heightened scrutiny and may require banks with higher levels of commercial real estate loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures, which could have a material adverse effect on our results of operations.

SBA lending is an important part of our business. We are dependent upon the Federal government to maintain the SBA loan program, and we have specific risks associated with originating SBA loans.

              We are dependent upon the Federal government to maintain the SBA loan program. As an SBA Preferred Lender, we enable our clients to obtain SBA loans without being subject to the potentially lengthy SBA approval process necessary for lenders that are not SBA Preferred Lenders. The SBA periodically reviews the lending operations of participating lenders to assess, among other things, whether the lender exhibits prudent risk management. When weaknesses are identified, the SBA may request corrective actions or impose enforcement actions, including revocation of the lender's Preferred Lender status. If we lose our status as a Preferred Lender, we may lose our customers to lenders who are SBA Preferred Lenders, and as a result we would experience a material adverse effect to our financial results. Any changes to the SBA program, including changes to the level of guarantee provided by the Federal government on SBA loans, may also have an adverse effect on our business.

              We sell the guaranteed portion of our SBA 7(a) loans in the secondary market. These sales have resulted in our earning premium income and/or have created a stream of future servicing spread. There can be no assurance that we will be able to continue originating these loans, that a secondary market will exist or that we will continue to realize premiums upon the sale of the guaranteed portion of these loans. Since we sell the guaranteed portion of our SBA 7(a) loans, we incur credit risk on the non-guaranteed portion of the loans. We share pro-rata with the SBA in any recoveries. If the SBA establishes that a loss on an SBA guaranteed loan is attributable to significant technical deficiencies in the manner in which the loan was originated, funded or serviced by us, the SBA may seek recovery of the principal loss related to the deficiency from us. With respect to the guaranteed portion of SBA loans that have been sold, the SBA will first honor its guarantee and then seek compensation from us in the event that a loss is deemed to be attributable to technical deficiencies.

Banking organizations are subject to interest rate risk and changes in interest rates may negatively affect our financial performance.

              A major portion of our net income comes from our interest rate spread, which is the difference between the interest rates paid by us on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates we receive on interest-earning assets, such as loans we extend to our clients and securities held in our investment portfolio. Net interest spreads are affected by the difference between the maturities and re-pricing characteristics of interest earning assets and interest bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations.

              Because of the declining national economy and continued financial crisis, the credit markets are lacking liquidity. While the federal funds rate and other short-term market interest rates decreased substantially, the intermediate and long-term market interest rates, which are used by many banking organizations to guide loan pricing, have not decreased proportionately. This has led to a "steepening" of the market yield curve with short-term rates considerably lower than long-term notes. We may not be able to minimize our interest rate risk. In addition, while a decrease in the general level of interest rates may improve the ability of certain borrowers with variable rate loans to pay the interest on and principal of their obligations, it reduces our interest income, and may lead to an increase in competition among banks for deposits. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, net interest margin and our overall profitability. Liquidity risk could impair our ability to fund operations, meet our obligations as they become due and jeopardize our financial condition.

Liquidity risk could impair our ability to fund operations, meet our obligations as they become due and jeopardize our financial condition.

              Liquidity is essential to our business. Liquidity risk is the potential that the Bank will be unable to meet its obligations as they come due because of an inability to liquidate assets or obtain adequate funding. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or adverse regulatory actions against us. Market conditions or other events could also negatively affect the level or cost of funding, affecting our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner and without adverse consequences. Although management has implemented strategies to maintain sufficient and diverse sources of funding to accommodate planned as well as unanticipated changes in assets and liabilities under both normal and adverse conditions, any substantial, unexpected and/or prolonged change in the level or cost of liquidity could have a material adverse effect on our financial condition and results of operations.

The profitability of our Company is dependent on the profitability of the Bank.

              Because the Company's principal activity is to act as the holding company of the Bank, the profitability of the Company is largely dependent on the profitability of the Bank. The Bank operates in an extremely competitive banking environment, competing with a number of banks and other financial institutions which possess greater financial resources than those available to the Bank, in addition to other independent banks. In addition, the banking business is affected by general economic and political conditions, both domestic and international, and by government monetary and fiscal policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international terrorism and other disorders as well as other factors beyond the control of the Bank may adversely affect its profitability. Banks are also subject to extensive governmental supervision, regulation and control, and future legislation and government policy could adversely affect the banking industry and the operations of the Bank.

The holders of our debentures have rights that are senior to those of the Preferred Shares.

              In December 2002, the Bank issued an aggregate of $10 million of Junior Subordinated Debentures, at times referred to in this prospectus supplement as the 2002 debentures. In addition, the Company, as a wholly-owned subsidiary of the Bank in 2003 and as a parent company of the Bank in 2005 and 2007, issued an aggregate of $77,321,000 of Junior Subordinated Debentures as part of the issuance of $75,000,000 in trust preferred securities by statutory trusts wholly-owned by the Company. The purpose of these transactions was to raise additional capital. These Junior Subordinated Debentures are senior in liquidation rights to our outstanding shares of our Preferred Shares. The terms of these Junior Subordinated Debentures also restrict our ability to pay dividends on our Preferred Shares at any time we are in default under, or with respect to the Junior Subordinated Debentures issued in 2003, 2005 or 2007, have exercised our right to defer interest payments under the indentures governing these Junior Subordinated Debentures. As a result, in the event of our bankruptcy, dissolution or liquidation, the holder of these Junior Subordinated Debentures must be paid in full before any liquidating distributions may be made to the holders of our preferred stock. The 2002 debentures mature in December 2012. If we default under the terms of these Junior Subordinated Debentures or utilize our right to defer interest payments on the Junior Subordinated Debentures issued in 2003, 2005 or 2007, no dividends may be paid to holders of our preferred stock for so long as we remain in default or have deferred amounts remaining unpaid.

              Because we are substantially dependent on dividends from the Bank in order to make the periodic payments due under the terms of the Junior Subordinated Debentures issued in 2003, 2005 and 2007, and the terms of the Preferred Shares issued in 2008, in the event that the Bank is unable to pay dividends to the Company for any significant period of time, then we may be unable to pay the amounts due to the holders of these Junior Subordinated Debentures and the Preferred Shares. Under the terms of its MOU with the FDIC and the California DFI the Bank is unable to pay dividends to the Company without prior regulatory approval, and the Company is unable to receive dividends from the Bank under its MOU with the Reserve Bank without prior regulatory approval. If such approval is withheld, then the Company may not have sufficient funds with which to pay the amounts due to the holders of the Junior Subordinated Debentures.

Income that we recognized and continue to recognize in connection with our 2009 FDIC-assisted Mirae Bank acquisition may be non-recurring or finite in duration.

              On June 26, 2009, we acquired the banking operations of Mirae Bank from the FDIC. Through the acquisition, we acquired approximately $395.6 million of assets and assumed $374.0 million of liabilities. The Mirae Bank acquisition was accounted for under the purchase method of accounting and we recorded a bargain purchase gain totaling $21.7 million as a result of the acquisition. This gain was included as a component of noninterest income on our statement of income for 2009. The amount of the gain was equal to the amount by which the fair value of assets purchased exceeded the fair value of liabilities. The bargain purchase gain resulting from the acquisition was a one-time, extraordinary gain that is not expected to be repeated in future periods.

              In addition, the loans that we acquired from Mirae Bank were acquired at a $54.9 million discount. This discount is amortized and accreted to interest income on a monthly basis. However, as these loans are paid-off, charged-off, sold, or transferred to non-accrual status, the income from the discount accretion is reduced. As the acquired loans are removed from our books, the related discount will no longer be available for accretion into income. During 2010, accretion of $4.0 million on loans purchased at a discount was recorded as interest income. During 2011, accretion of $2.4 million was recorded as interest income. As of December 31, 2011, the balance of the carrying value of our discount on loans was $7.0 million, which declined by $6.6 million from its carrying value of $13.6 million as of December 31, 2010 and by $47.9 million from its initial value of $54.9 million. We expect the continued reduction of discount accretion recorded as interest income in future quarters.

Our decisions regarding the fair value of assets acquired, including the FDIC loss sharing assets, could be different than initially estimated which could materially and adversely affect our business, financial condition, results of operations, and future prospects.

              We acquired significant portfolios of loans in the Mirae Bank acquisition. Although these loans were marked down to their estimated fair value, the acquired loans may suffer further deterioration in value resulting in additional charge-offs. The fluctuations in national, regional and local economic conditions, including those related to local residential, commercial real estate and construction markets, may increase the level of charge-offs in the loan portfolio that we acquired from Mirae Bank and correspondingly reduce our net income. These fluctuations are not predictable, cannot be controlled and may have a material adverse impact on our operations and financial condition, even if other favorable events occur.

              Although we have entered into loss sharing agreements with the FDIC which provide that a significant portion of losses related to the assets acquired from Mirae Bank will be borne by the FDIC, we are not protected for all losses resulting from charge-offs with respect to those assets. Additionally, the loss sharing agreements have limited terms. Therefore, any charge-off of related losses that we experience after the term of the loss sharing agreements will not be reimbursed by the FDIC and will negatively impact our net income.

Our ability to obtain reimbursement under the loss sharing agreement on covered assets depends on our compliance with the terms of the loss sharing agreement.

              The Company must certify to the FDIC on a quarterly basis our compliance with the terms of the FDIC loss sharing agreement as a prerequisite to obtaining reimbursement from the FDIC for realized losses on covered assets. The required terms of the agreement are extensive and failure to comply with any of the guidelines could result in a specific asset or group of assets permanently losing their loss sharing coverage. As of June 30, 2009, $235.6 million, or 6.86%, of the Company's assets were covered by the FDIC loss sharing agreement compared to $165.5 million or 6.14% as of December 31, 2011. We may not be able to manage the covered assets in such a way as to always maintain loss share coverage on all such assets, which may have an adverse effect on our operations and financial condition.

Our use of appraisals in deciding whether to make a loan on or secured by real property does not ensure the value of the real property collateral.

              In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and an error in fact or judgment could adversely affect the reliability of an appraisal. In addition, events occurring after the initial appraisal may cause the value of the real estate to decrease. As a result of any of these factors, the value of collateral backing a loan may be less than supposed, and if a default occurs, we may not recover the outstanding balance of the loan.

We are subject to environmental risks associated with owning real estate or collateral.

              The cost of cleaning up or paying damages and penalties associated with environmental problems could increase our operating expenses. When a borrower defaults on a loan secured by real property, the Bank may purchase the property in foreclosure or accept a deed to the property surrendered by the borrower. We may also take over the management of commercial properties whose owners have defaulted on loans. We may also own and lease premises where branches and other facilities are located. While we will have lending, foreclosure and facilities guidelines intended to exclude properties with an unreasonable risk of contamination, hazardous substances could exist on some of the properties that the Bank may own, manage or occupy. We face the risk that environmental laws could force us to clean up the properties at the Company's expense. It may cost much more to clean a property than the property is worth. We could also be liable for pollution generated by a borrower's operations if the Bank takes a role in managing those operations after a default. The Bank may also find it difficult or impossible to sell contaminated properties.

Continuing negative developments in the financial industry and U.S. and global credit markets may affect our operations and results.

              Negative developments in the U.S. financial market, its real estate sector, and the securitization markets for the mortgage loans have resulted in uncertainty in the overall economy both domestically and globally. Commercial as well as consumer loan portfolio performances have deteriorated at many institutions and the competition for deposits and quality loans has increased significantly. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have substantially declined and may continue to further decline. Bank and bank holding company stock prices generally have been negatively affected as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets compared to recent years. As a result, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement orders. Negative developments in the financial industry and the impact of new legislation in response to those developments could negatively affect our operations by restricting our business operations, including our ability to originate or sell loans, and adversely affect our financial performance.

The effect of the U.S. Government's response to the financial crisis remains uncertain.

              In response to the turmoil in the financial services sector and the severe recession in the broader economy, the U.S. Government has taken legislative and other action intended to restore financial stability and economic growth. On October 3, 2008, then President Bush signed into law the Emergency Economic Stabilization Act of 2008, as amended (the "EESA"). Among other things, the EESA established the Troubled Asset Relief Program, or TARP. Under TARP, Treasury was given the authority, among other things, to purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions and others for the purpose of stabilizing and providing liquidity to the U.S. financial markets. On October 14, 2008, Treasury announced a program under EESA pursuant to which it would make senior preferred stock investments in qualifying financial institutions, or the CPP. On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 ("ARRA"). ARRA contained, among other things, a further package of economic stimulus measures and amendments to EESA's restrictions on compensation of executives of financial institutions and others participating in the TARP. In addition to legislation, the Federal Reserve eased short-term interest rates and implemented a series of emergency programs to furnish liquidity to the financial markets and credit to various participants in those markets. The FDIC created a program to guarantee, on specified conditions, certain indebtedness and noninterest-bearing transaction accounts of participating insured depository institutions for limited periods. After permitting some of its emergency programs to lapse during the first half of the year, in November 2010, the Federal Reserve implemented a further program of quantitative easing involving the purchase of an additional $600 billion of longer-term Treasury securities by the end of the second quarter of 2011. In addition, on December 17, 2010, President Obama signed the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (the "2010 Tax Relief Act") which was intended to stimulate the economy. Among other things, the 2010 Tax Relief Act contained two-year extensions of the Bush era tax cuts and of Alternative Minimum Tax relief, a two-percentage point reduction in employee-paid payroll taxes and self-employment tax for 2011, new incentives for investment in machinery and equipment, estate tax relief, and a significant number of tax breaks for individuals and businesses.

              In addition, on July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the most comprehensive reform of the regulation of the financial services industry since the Great Depression of the 1930s. Among many other things, the Dodd-Frank Act provides for increased supervision of financial institutions by regulatory agencies, more stringent capital requirements for financial institutions, major changes to deposit insurance assessments by the FDIC, heightened regulation of hedging and derivatives activities, a greater focus on consumer protection issues, in part through the establishment of the Consumer Finance Protection Bureau (the "CFPB") having powers formerly split among different regulatory agencies, extensive changes to the regulation of mortgage lending, imposition of limits on interchange transaction and network fees for electronic debit transactions, repeal of the existing prohibition on payment of interest on demand deposits, the effective winding up of additional expenditures of funds under the TARP, and the imposition of a "sunset date" of December 31, 2012 on expenditures under ARRA. Many of the Dodd-Frank Act provisions have delayed effective dates that have not yet occurred, while others require implementing regulations of federal agencies that have not yet been adopted. There can be no assurance as to the actual impact of the EESA, the ARRA, the 2010 Tax Relief Act, the Dodd-Frank Act and their respective implementing regulations, the programs of the government agencies, or any further legislation or regulations, on the financial markets or the broader economy. A failure to stabilize the financial markets, and a continuation or worsening of the current financial market conditions, could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our Preferred Shares.

The new CFPB may reshape the consumer financial laws through rulemaking and enforcement of unfair, deceptive or abusive practices, which may directly impact the business operations of depository institutions offering consumer financial products or services including the Bank.

              The CFPB has broad rulemaking authority to administer and carry out the purposes and objectives of the "Federal consumer financial laws, and to prevent evasions thereof," with respect to all financial institutions that offer financial products and services to consumers. The CFPB is also authorized to prescribe rules applicable to any covered person or service provider identifying and prohibiting acts or practices that are "unfair, deceptive, or abusive" in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service ("UDAP authority"). The potential reach of the CFPB's broad new rulemaking powers and UDAP authority on the operations of financial institutions offering consumer financial products or services including the Bank is currently unknown.

The Bank is subject to federal and state and fair lending laws, and failure to comply with these laws could lead to material penalties.

              Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The

Department of Justice, the CFPB and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution's performance under fair lending laws in private class action litigation. A successful challenge to the Bank's performance under the fair lending laws and regulations could adversely impact the Bank's rating under the Community Reinvestment Act and result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on merger and acquisition activity and restrictions on expansion activity, which could negatively impact the Bank's reputation, business, financial condition and results of operations.

Our operations may require us to raise additional capital in the future, but that capital may not be available or may not be on terms acceptable to us when it is needed.

              We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. While we believe our existing capital resources at the Bank are sufficient to satisfy the Bank's capital requirements for the foreseeable future based on current expectations regarding our business, assets and liabilities and the broader economic, regulatory and financing environment, if our asset quality should erode and require significant additional provision, or we otherwise incur losses at the Bank, our capital levels will decline and we will need to raise capital to support the Bank. In addition, we are subject to separate capital requirements and needs at the holding company. While we are currently in compliance with capital requirements at the holding company, we could determine to increase our capital levels at the holding company or be required to do so by the Federal Reserve. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot be certain of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, our ability to operate in substantially the same manner as we have before, including the payment of dividends at the Bank and Company levels, could be materially impaired.

Maintaining or increasing our market share depends on market acceptance and regulatory approval of new products and services.

              Our success depends, in part, upon our ability to adapt our products and services to evolving industry standards and consumer demand. There is increasing pressure on financial services companies to provide products and services at lower prices. In addition, the widespread adoption of new technologies, including Internet-based services, could require us to make substantial expenditures to modify or adapt our existing products or services. The Bank, under its MOU, must obtain the non-objection of the FDIC and the California DFI prior to establishing significant new business lines or expanding existing business lines. A failure to achieve market acceptance of any new products we introduce, or a failure to obtain regulatory approval for or to introduce products that the market may demand, could have an adverse effect on our business, profitability, or growth prospects.

Our services are delivered primarily by a third party service provider. Any disruption of service at their facilities could interrupt or delay our ability to provide service to our customers.

              We rely on a third party service provider to provide core banking services to our customers and support our operations. The primary data center for our service provider is located in Des Moines, Iowa. We do not have sole control over the operations of these facilities. These facilities are vulnerable to damage or interruption from floods, fires, cybersecurity attacks, terrorist attacks, power losses, telecommunications failures and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in our services. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Any errors, defects, disruptions or other performance problems with our services could harm our reputation and may damage our customers.

We are dependent on a few key personnel for our continued operations; if we fail to maintain effective management personnel or to retain our key employees, we will be adversely affected.

              Our future success depends in large part upon the continuing contributions of our key management personnel. If we lose the services of one or more key employees within a short period of time, we could be adversely affected. Our future success is also dependent upon our continuing ability to attract and retain highly qualified personnel. Competition for such employees among financial institutions in California is intense. Our inability to attract and retain additional key personnel could adversely affect us.

              Many of the members of our senior management, including our Chief Executive Officer and Chief Credit Officer, have been hired since February 2011. As a result, our senior management has limited experience working together as a group. This lack of shared experience could harm our senior management's ability to quickly and efficiently respond to problems and effectively manage our business. If our senior management is not able to effectively work together as a group, our results of operations may suffer and our business may be harmed. Following the retirement of our former Chief Executive Officer, we promoted our previous Executive Vice President and Chief Lending Officer to the position of President and Chief Executive Officer; and our prior Executive Vice President and SBA Manager, was promoted to Chief Lending Officer. The Company's Chief Marketing Officer was terminated in December 2010, and the position remains open. Effective February 18, 2011, our President and Chief Executive Officer resigned after which a new President and Chief Executive Officer was immediately appointed to the position on the same day. In September 2011, the Company hired a consultant to ultimately fill the position of Chief Credit Officer who went on to formally become the Company's Chief Credit Officer in October of 2011.

              Major operational decisions are made by our President and Chief Executive Officer, Mr. Jae Whan Yoo, age 63, who joined us in his current position on February 18, 2011. If for any reason the services of our key personnel, particularly Mr. Yoo, were to become unavailable and we fail to find an adequate replacement for such personnel on a timely basis, there could be a material adverse effect on our operations. Moreover, pursuant to the MOU with the FDIC and California DFI, the Bank is required to retain a chief executive officer, a chief financial officer and a chief credit officer acceptable to the FDIC and the California DFI and qualified to restore the Bank to satisfactory condition. Any of these senior officer positions, as well as any new directors, may only be appointed upon the approval of the Bank's regulators. If any of these officers were to become unavailable and we do not appoint successors satisfactory to the Bank's regulators, the Bank may breach its MOU and face additional enforcement action.

              For as long as Treasury owns Preferred Shares, we will be subject to the limitations on compensation included in EESA and ARRA. These restrictions may make it more difficult for us to retain certain of our key officers and employees because competitors who are not subject to the same restrictions may be able to offer more competitive salaries and/or benefits to these individuals. In addition, the Bank and Company entered into MOUs with their primary regulators in 2011, which require the Bank and the Company to notify the regulators prior to appointing any new executive officers.

We could be liable for breaches of security in our online banking services. Fear of security breaches could limit the growth of our online services.

              We offer various internet-based services to our clients, including online banking services. The secure transmission of confidential information over the internet is essential to maintain our clients'

confidence in our online services. Advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect client transaction data. Although we have developed systems and processes that are designed to prevent security breaches and periodically test our security, failure to mitigate breaches of security could adversely affect our ability to offer and grow our online services and could harm our business.

              People generally are concerned with security and privacy on the internet and any publicized security problems could inhibit the growth of the internet as a means of conducting commercial transactions. Our ability to provide financial services over the internet would be severely impeded if clients became unwilling to transmit confidential information online. As a result, our operations and financial condition could be adversely affected.

We may experience impairment on goodwill.

              In light of the overall instability of the economy, the continued volatility in the financial markets, the downward pressure on bank stock prices and expectations of financial performance for the banking industry, including the Company, our estimates of goodwill fair value may be subject to change or adjustment and we may determine that impairment charges are necessary. The goodwill impairment analysis is a two-step test performed in accordance with Accounting Standards Codification ("ASC") 350. The analysis involves comparing the East Coast branches' estimated fair value to its carrying value, including goodwill. To measure fair value under the first step, we use a combination of the "Discounted Cash Flow Method", the "Guideline Public Company Method", and the "Guideline Branch Transaction Method" all of which have management estimates and assumptions used to estimate fair value. If management's estimates and assumptions are inaccurate, the fair value determined could be inaccurate and impairment may not be recognized in a timely manner. Goodwill may be written down in future periods.

We face substantial competition in our primary market area.

              We conduct our banking operations primarily in Southern California. Increased competition in our market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the same banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to continue our loan growth and level of deposits and our results of operations and financial condition may otherwise be adversely affected.

We are subject to significant government regulation and legislation that increases the cost of doing business and inhibits our ability to compete.

              We are subject to extensive state and federal regulation, supervision and legislation, all of which is subject to material change from time to time. These laws and regulations increase the cost of doing business and have an adverse impact on our ability to compete efficiently with other financial service providers that are not similarly regulated. Changes in regulatory policies or procedures could result in management's determining that a higher provision for loan losses would be necessary and could cause higher loan charge-offs, thus adversely affecting our net earnings. Future regulation or legislation may impose additional requirements and restrictions on us in a manner that could adversely affect our results of operations, cash flows, financial condition and prospects.

              As a participant in the CPP, we have agreed to various requirements and restrictions imposed by Treasury on all participants, which included a provision that Treasury could change the terms of participation at any time. Further information regarding the current requirements and restrictions imposed on CPP participants can be found under the caption "Regulation and Supervision—The TARP Capital Purchase Program" in Item 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

We could be negatively impacted by downturns in the South Korean economy.

              Many of our customers are locally based Korean-Americans who also conduct business in South Korea. Although we conduct most of our business with locally-based customers and rely on domestically located assets to collateralize our loans and credit arrangements, we have historically had some exposure to the economy of South Korea in connection with certain portions of our loans and credit transactions with Korean banks. Such exposure has consisted of:

  •
  discounts of acceptances created by banks in South Korea,

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  advances made against clean documents presented under sight letters of credit issued by banks in South Korea,

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  advances made against clean documents held for later presentation under letters of credit issued by banks in South Korea, and

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  extensions of credit to borrowers in the U.S. secured by letters of credit issued by banks in South Korea.

              We generally enter into any such loan or credit arrangements, in excess of $200,000 and of longer than 120 days, only with the largest of the Korean banks and spread other lesser or shorter term loan or credit arrangements among a variety of medium-sized Korean banks.

              Management closely monitors our exposure to the South Korean economy and the activities of Korean banks with which we conduct business. To date, we have not experienced any significant loss attributable to our exposure to South Korea. Nevertheless, our efforts to minimize exposure to downturns in the South Korean economy may not be successful in the future, and another significant downturn in the South Korean economy could possibly result in significant credit losses for us.

              In addition, due to our customer base being largely made up of Korean-Americans, our deposit base could significantly decrease as a result of deterioration in the Korean economy. For example, some of our customers' businesses may rely on funds from South Korea. Further, our customers may temporarily withdraw deposits in order to transfer funds and benefit from gains on foreign exchange and interest rates, and/or to support their relatives in South Korea during downturns in the Korean economy. A significant decrease in our deposits could also have a material adverse effect on our financial condition and results of operations.

Risk Factors Related to an Investment in the Preferred Shares

The Preferred Shares are equity and are subordinated to all of our existing and future indebtedness; we are highly dependent on dividends and other amounts from our subsidiaries in order to pay dividends on, and redeem at our option, the Preferred Shares, which are subject to various prohibitions and other restrictions; and the Preferred Shares place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

              The Preferred Shares are equity interests in the Company and do not constitute indebtedness. As such, the Preferred Shares, like our common stock, rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of perpetual preferred stock like the Preferred Shares, there is no stated maturity date (although the Preferred Shares are subject to redemption at our option) and dividends are payable only if, when and as authorized and declared by our board of directors and depend on, among other matters, our historical and projected results of operations, liquidity, cash flows, capital levels, financial condition, debt service requirements and other cash needs, financing covenants, applicable state law, federal and state regulatory prohibitions and other restrictions and any other factors our board of directors deems relevant at the time.

              The Preferred Shares are not savings accounts, deposits or other obligations of any depository institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Furthermore, the Company is a legal entity that is separate and distinct from its subsidiaries, and its subsidiaries have no obligation, contingent or otherwise, to make any payments in respect of the Preferred Shares or to make funds available therefor. Because the Company is a holding company that maintains only limited cash at that level, its ability to pay dividends on, and redeem at its option, the Preferred Shares will be highly dependent upon the receipt of dividends, loans, fees and other amounts from its subsidiaries, which, in turn, will be highly dependent upon the historical and projected results of operations, liquidity, cash flows and financial condition of its subsidiaries. In addition, the right of the Company to participate in any distribution of assets of any of its subsidiaries upon their respective liquidation or reorganization will be subject to the prior claims of the creditors (including any depositors) and preferred equity holders of the applicable subsidiary, except to the extent that the Company is a creditor, and is recognized as a creditor, of such subsidiary. Accordingly, the holders of the Preferred Shares will be structurally subordinated to all existing and future obligations and preferred equity of the Company's subsidiaries.

              There are also various legal and regulatory prohibitions and other restrictions on the ability of the Company's depository institution subsidiaries to pay dividends, extend credit or otherwise transfer funds to the Company or affiliates. Such dividend payments are subject to regulatory tests, generally based on current and retained earnings of such subsidiaries and other factors, and, are prohibited without prior regulatory approval under the terms of the Company's MOU with the Reserve Bank. The Bank is also prohibited under the terms of its MOU with the FDIC and the California DFI from paying dividends to the Company without prior regulatory approval, and the Company is prohibited under its MOU with the Reserve Bank from taking dividends or any other form of payment representing a reduction in capital from the Bank. Dividend payments to the Company from its depository institution subsidiaries may also be prohibited if such payments would impair the capital of the applicable subsidiary and in certain other cases. In addition, regulatory rules limit the aggregate amount of a depository institution's loans to, and investments in, any single affiliate in varying thresholds and may prevent the Company from borrowing from their depository institution subsidiaries and require any permitted borrowings to be collateralized.

              The Company also is subject to various legal and regulatory policies and requirements impacting the Company's ability to pay dividends on, or redeem, the Preferred Shares. Under the Federal Reserve's capital regulations, in order to ensure Tier 1 capital treatment for the Preferred Shares, the Company's redemption of any of the Preferred Shares must be subject to prior regulatory approval. The Federal Reserve also may require the Company to consult with it prior to increasing dividends. In addition, as a matter of policy, the Federal Reserve may restrict or prohibit the payment of dividends if (i) the Company's net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the Company's prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; (iii) the Company will not meet, or is in danger of meeting, its minimum regulatory capital ratios; or (iv) the Federal Reserve otherwise determines that the payment of dividends would constitutes an unsafe or unsound practice. Recent and future regulatory developments may result in additional restrictions on the Company's ability to pay dividends.

              In addition, the terms of the Preferred Shares do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Preferred Shares or to which the Preferred Shares will be structurally subordinated.

An active trading market for the Preferred Shares may not develop or be maintained.

              The Preferred Shares are not currently listed on any securities exchange or available for quotation on any national quotation system, and we do not anticipate listing the Preferred Shares. There can be no assurance that an active trading market for the Preferred Shares will develop or, if developed, will be maintained. If an active market is not developed and maintained, the market value and liquidity of the Preferred Shares may be materially and adversely affected.

The Preferred Shares may be junior in rights and preferences to our future preferred stock.

              Subject to approval by the holders of at least 66 2/3% of the Preferred Shares then outstanding, voting as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Preferred Shares. The terms of any such future preferred stock expressly senior to the Preferred Shares may prohibit or otherwise restrict dividend payments on the Preferred Shares. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Preferred Shares have been paid for the relevant periods, no dividends will be paid on the Preferred Shares, and no Preferred Shares may be repurchased, redeemed, or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred stock would likely prohibit us from making any payments on the Preferred Shares until all amounts due to holders of such senior preferred stock are paid in full.

Holders of the Preferred Shares have limited voting rights.

              Unless and until we are in arrears on our dividend payments on the Preferred Shares for six quarterly periods, whether or not consecutive, the holders of the Preferred Shares will have no voting rights except with respect to certain fundamental changes in the terms of the Preferred Shares and certain other matters and except as may be required by applicable law. If dividends on the Preferred Shares are not paid in full for six quarterly periods, whether or not consecutive, the total number of positions on the Company's board of directors will automatically increase by two and the holders of the Preferred Shares, acting as a class with any other shares of our preferred stock with parity voting rights to the Preferred Shares, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See "Description of Preferred Shares—Voting Rights" in this prospectus supplement.

We are subject to extensive regulation, and ownership of the Preferred Shares may have regulatory implications for holders thereof.

              We are subject to extensive federal and state banking laws, including the Bank Holding Company Act of 1956, as amended (the "BHCA"), and federal and state banking regulations, that impact the rights and obligations of owners of the Preferred Shares, including, for example, our ability to declare and pay dividends on, and to redeem, the Preferred Shares. Although the Company does not believe the Preferred Shares are considered "voting securities" currently, if they were to become voting securities for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a "controlling influence" over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become "voting securities", then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

Our compensation expense may increase substantially after Treasury's sale of the Preferred Shares.

              As a result of our participation in the CPP, among other things, we are subject to Treasury's current standards for executive compensation and corporate governance for the period during which Treasury holds our Preferred Shares. These standards were most recently set forth in the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, published June 15, 2009. If the auction is successful and Treasury elects to sell all of the Preferred Shares, these executive compensation and corporate governance standards will no longer be applicable and our compensation expense for our executive officers and other senior employees may increase substantially.

If we redeem the Preferred Shares, you may be unable to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return.

              We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time, subject to prior regulatory approval. If we choose to redeem the Preferred Shares in part, we have been informed by DTC that it is their current practice to determine by lot the amount of the interest of each direct participant (through which beneficial owners hold their interest) to be redeemed. If we choose to redeem the Preferred Shares, we are likely to do so if we are able to obtain a lower cost of capital. If prevailing interest rates are relatively low if or when we choose to redeem the Preferred Shares, you generally will not be able to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return. Furthermore, if we redeem the outstanding Preferred Shares in part, the liquidity of the remaining Preferred Shares may be limited.

If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially and could have a material adverse effect on our liquidity and cash flows.

              We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time. If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% per annum to 9.0% per annum, which could have a material adverse effect on our liquidity and cash flows. See "Description of Preferred Shares—Redemption and Repurchases" in this prospectus supplement. Any redemption by us of the Preferred Shares would require prior regulatory approval from the Federal Reserve. We have not applied for such regulatory approval and have no present intention to redeem any of the Preferred Shares, although, in the future, we may seek such approval and, if such approval is obtained (as to which no assurance can be given), redeem the Preferred Shares for cash. However, we have applied for and received regulatory approval to bid on the Preferred Shares offered in the auction. We intend to submit one or more bids to purchase Preferred Shares in the auction. Our bids may be made for some or all of the Preferred Shares and may be made at a price or prices per share that is less than the liquidation preference per share. However, if we are not the successful bidder for all the Preferred Shares in the auction, we expect that we would redeem any remaining Preferred Shares prior to February 15, 2014, assuming that we consider such redemption to be financially prudent at the time and assuming we are able to obtain all necessary regulatory approvals.

Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.

              The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the "FTCA"), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus supplement and the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with the offering of the Preferred Shares by Treasury would likely be barred.

Risk Factors Related to the Auction Process

The price of the Preferred Shares could decline rapidly and significantly following this offering.

              The public offering price of the Preferred Shares, which will be the clearing price plus accrued dividends thereon, will be determined through an auction process conducted by Treasury and the auction agents. Prior to this offering there has been no public market for the Preferred Shares, and the public offering price may bear no relation to market demand for the Preferred Shares once trading begins. We have been informed by both Treasury and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O'Neill & Partners, L.P., as the auction agents, that they believe that the bidding process will reveal a clearing price for the Preferred Shares offered in the auction process. If there is little or no demand for the Preferred Shares at or above the public offering price once trading begins, the price of the Preferred Shares would likely decline following this offering. Limited or less-than-expected liquidity in the Preferred Shares, including decreased liquidity due to a sale of less than all of the offered Preferred Shares, could also cause the trading price of the Preferred Shares to decline. In addition, the auction process may lead to more volatility in, or a decline in, the trading price of the Preferred Shares after the initial sales of the Preferred Shares in this offering. If your objective is to make a short-term profit by selling the Preferred Shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

The auction process for this offering may result in a phenomenon known as the "winner's curse," and, as a result, investors may experience significant losses.

              The auction process for this offering may result in a phenomenon known as the "winner's curse." At the conclusion of the auction process, successful bidders that receive allocations of Preferred Shares in this offering may infer that there is little incremental demand for the Preferred Shares above or equal to the public offering price. As a result, successful bidders may conclude that they paid too much for the Preferred Shares and could seek to immediately sell their Preferred Shares to limit their losses should the price of the Preferred Shares decline in trading after the auction process is completed. In this situation, other investors that did not submit bids that are accepted by Treasury may wait for this selling to be completed, resulting in reduced demand for the Preferred Shares in the public market and a significant decline in the price of the Preferred Shares. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in the Preferred Shares shortly after this offering.

The auction process for this offering may result in a situation in which less price sensitive investors play a larger role in the determination of the public offering price and constitute a larger portion of the investors in this offering, and, as a result, the public offering price may not be sustainable once trading of Preferred Shares begins.

              In a typical public offering of securities, a majority of the securities sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with such offerings. These professional investors typically have access to, or conduct their own, independent research and analysis regarding investments in such offerings. Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to price when participating in the auction. Because of the auction process used in this auction, these less price sensitive investors may have a greater influence in setting the public offering price (because a larger number of higher bids may cause the clearing price in the auction to be higher than it would otherwise have been absent such bids) and may have a higher level of participation in this offering than is normal for other public offerings. This, in turn, could cause the auction process to result in a public offering price that is higher than the price professional investors are willing to pay for the Preferred Shares. As a result, the price of the Preferred Shares may decrease once trading of the Preferred Shares begins. Also, because professional investors may have a substantial degree of influence on the trading price of the Preferred Shares over time, the price of the Preferred Shares may decline and not recover after this offering. Furthermore, if the public offering price of the Preferred Shares is above the level that investors determine is reasonable for the Preferred Shares, some investors may attempt to short sell the Preferred Shares after trading begins, which would create additional downward pressure on the trading price of the Preferred Shares.

We are permitted to participate in the auction process and, if we do so, that could have the effect of raising the clearing price and decreasing liquidity in the market for the Preferred Shares.

              We are permitted (but we are not required) to submit bids in the auction process. We have received regulatory approval to bid on the Preferred Shares in the auction, and we intend to submit one or more bids in the auction. You will not be notified by either the auction agents, the network brokers or the selling shareholder whether we have bid in the auction process or, should we elect to participate in the auction process, the terms of any bid or bids we may place. Although we will not receive preferential treatment of any kind and would participate on the same basis as all other bidders, in some cases the submission of bids by us could cause the clearing price in the auction process to be higher than it would otherwise have been (although in such a case we would still be required to purchase any Preferred Shares for which we had submitted bids at the clearing price). We may bid at a price or prices per share that is less than the liquidation preference per Preferred Share. In addition, to the extent we purchase any Preferred Shares, the liquidity of any market for the Preferred Shares may decrease, particularly if any such purchases represent a significant percentage of the outstanding Preferred Shares.

The clearing price for the Preferred Shares may bear little or no relationship to the price for the Preferred Shares that would be established using traditional valuation methods, and, as a result, the trading price of the Preferred Shares may decline significantly following the issuance of the Preferred Shares.

              The public offering price of the Preferred Shares will be equal to the clearing price plus accrued dividends thereon. The clearing price of the Preferred Shares may have little or no relationship to, and may be significantly higher than, the price for the Preferred Shares that otherwise would be established using traditional indicators of value, such as our future prospects and those of our industry in general; our revenues, earnings, and other financial and operating information; multiples of revenue, earnings, capital levels, cash flows, and other operating metrics; market prices of securities and other financial and operating information of companies engaged in activities similar to us; and the views of research analysts. The trading price of the Preferred Shares may vary significantly from the public offering price. Potential investors should not submit a bid in the auction for this offering unless they are willing to take the risk that the price of the Preferred Shares could decline significantly.

Successful bidders may receive the full number of Preferred Shares subject to their bids, so potential investors should not make bids for more Preferred Shares than they are prepared to purchase.

              Each bidder may submit multiple bids. However, as bids are independent, each bid may result in an allocation of Preferred Shares. Allocation of the Preferred Shares will be determined by, first, allocating Preferred Shares to any bids made above the clearing price, and second, allocating Preferred Shares on a pro-rata basis among bids made at the clearing price. If Treasury elects to sell Preferred Shares in the offering, the bids of successful bidders that are above the clearing price will be allocated all of the Preferred Shares represented by such bids, and only accepted bids submitted at the clearing price will experience pro-rata allocation, if any. Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit bids that are accepted by Treasury will be obligated to purchase the Preferred Shares allocated to them. Accordingly, the sum of a bidder's bid sizes as of the submission deadline should be no more than the total number of Preferred Shares the bidder is willing to purchase, and investors are cautioned against submitting a bid that does not accurately represent the number of Preferred Shares that they are willing and prepared to purchase.

Submitting a bid does not guarantee an allocation of Preferred Shares, even if a bidder submits a bid at or above the public offering price of the Preferred Shares.

              The auction agents, in their sole discretion, may require that bidders confirm their bids before the auction closes (although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws). If a bidder is requested to confirm a bid and fails to do so within the permitted time period, that bid may be deemed to have been withdrawn and, accordingly, that bidder may not receive an allocation of Preferred Shares even if the bid is at or above the public offering price. The auction agents may, however, choose to accept any such bid even if it has not been reconfirmed. In addition, the auction agents may determine in some cases to impose size limits on the aggregate size of bids that they choose to accept from any bidder (including any network broker), and may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering. Furthermore, if Treasury elects to sell Preferred Shares in the offering, each accepted bid submitted above the clearing price will be allocated all of the Preferred Shares represented by such bid. However, any accepted bids submitted in the auction at the clearing price may experience pro-rata allocation.

Treasury could also decide, in its sole discretion, not to sell any Preferred Shares in this offering after the clearing price has been determined. As a result of these factors, you may not receive an allocation for all the Preferred Shares for which you submit a bid.

We cannot assure you that the auction will be successful or that the full number of offered Preferred Shares will be sold.

              If sufficient bids are received and accepted by the auction agents to enable Treasury to sell the offered Preferred Shares in this offering, the public offering price will be set at the clearing price plus accrued dividends thereon, unless Treasury decides, in its sole discretion, not to sell any Preferred Shares in this offering after the clearing price is determined. The clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. The clearing price will be equal to the highest price in the auction for which the quantity of all bids at or above such price equals the number of Preferred Shares that Treasury has elected to sell. Even if bids are received for all or more of the offered Preferred Shares, Treasury is not obligated to sell any Preferred Shares regardless of the clearing price set through the auction process. The liquidity of the Preferred Shares may be limited if less than all of the offered Preferred Shares are sold by Treasury. Possible future sales of Treasury's remaining Preferred Shares, if any are held following this offering, could affect the trading price of the Preferred Shares sold in this offering.

Submitting bids through a network broker or any other broker that is not an auction agent may in some circumstances shorten deadlines for potential investors to submit, modify or withdraw their bids.

              In order to participate in the auction, bidders must have an account with, and submit bids to purchase Preferred Shares through, either an auction agent or a network broker. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through an auction agent or a network broker. Potential investors and brokers that wish to submit bids in the auction and do not have an account with an auction agent or a network broker must either establish such an account prior to bidding in the auction or cause a broker that has such an account to submit a bid through that account. Network brokers and other brokers will impose earlier submission deadlines than those imposed by the auction agents in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to an auction agent (or, in the case of non-network brokers submitting bids through a network broker, to such network broker to transmit to the auction agents) before the auction closes. As a result of such earlier submission deadlines, potential investors who submit bids through a network broker, or brokers that submit bids through an auction agent or a network broker, will need to submit or withdraw their bids earlier than other bidders, and it may in some circumstances be more difficult for such bids to be submitted, modified or withdrawn.

USE OF PROCEEDS

              The Preferred Shares offered by this prospectus supplement are being sold for the account of Treasury. Any proceeds from the sale of these Preferred Shares will be received by Treasury for its own account, and we will not receive any proceeds from the sale of any Preferred Shares offered by this prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

              The following table sets forth our ratios of earnings to fixed charges and preferred stock dividends for the periods indicated.

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
	(unaudited)
Ratios of Earnings to Fixed Charges and Preferred Stock Dividends(1)
Excluding interest on deposits	1.43x	(2)	3.23x	3.87x	6.86x
Including interest on deposits	1.13x	(2)	1.49x	1.62x	1.58x

(1)
Earnings have been calculated by adding fixed charges to consolidated income from continuing operations. Fixed charges consist of interest expense, amortization of deferred financing costs and preferred stock dividends. For all periods, we computed the ratios of earnings to fixed charges and preferred stock dividends by dividing earnings by fixed charges. If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% to 9.0% per annum, which would adversely affect our ratio of earnings to fixed charges and preferred stock dividends.

(2)
The coverage deficiency for the year ended December 31, 2010 was $68.5 million, both excluding and including interest on deposits.

DESCRIPTION OF PREFERRED SHARES

              This section summarizes specific terms and provisions of the Preferred Shares. The description of the Preferred Shares contained in this section is qualified in its entirety by the actual terms of the Preferred Shares, as are stated in the Company's Certificate of Determination of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed on December 17, 2008 and incorporated by reference into this prospectus supplement. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus supplement.

General

              The Preferred Shares constitutes a series of our perpetual, cumulative, preferred stock, consisting of 62,158 shares, no par value per share, having a liquidation preference amount of $1,000 per share. The Preferred Shares have no maturity date. We issued the Preferred Shares to Treasury on December 12, 2008 in connection with the CPP for an aggregate purchase price of $62.2 million in a private placement exempt from the registration requirements of the Securities Act. The Preferred Shares qualify as Tier 1 capital for regulatory purposes.

Dividends

              Rate.    Dividends on the Preferred Shares are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from December 12, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing on and after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Preferred Shares) to but excluding the following dividend payment date is referred to as a "dividend period." Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term "business day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

              Holders of Preferred Shares sold by Treasury in the auction, if any, that are record holders on the record date for the May 15, 2012 dividend payment date will be entitled to any declared dividends payable on such date.

              Dividends on the Preferred Shares are cumulative. If for any reason our board of directors does not declare a dividend on the Preferred Shares for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

              We are not obligated to pay holders of the Preferred Shares any dividend in excess of the dividends on the Preferred Shares that are payable as described above. There is no sinking fund with respect to dividends on the Preferred Shares.

              Priority of Dividends.    So long as the Preferred Shares remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

              "Junior Stock" means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

              "Parity Stock" means any class or series of our stock, other than the Preferred Shares, the terms of which do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

              In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Preferred Shares will be entitled to receive for each share of the Preferred Shares, out of the assets of the Company or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Preferred Shares, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Preferred Shares (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Preferred Shares and the holders of any other class or series of our stock ranking equally with the Preferred Shares, the holders of the Preferred Shares and such other stock will share ratably in the distribution.

              For purposes of the liquidation rights of the Preferred Shares, neither a merger or consolidation of the Company with another entity, including a merger or consolidation in which the holders of Preferred Shares receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company's assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemptions and Repurchases

              We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.

              To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Preferred Shares by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Preferred Shares must state: (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Preferred Shares, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.

              The Securities Purchase Agreement between us and Treasury provides that so long as Treasury continues to own any Preferred Shares, we may not repurchase any Preferred Shares from any other holder of such shares unless we offer to repurchase a ratable portion of the Preferred Shares then held by Treasury on the same terms and conditions.

              Preferred Shares that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Shares.

No Conversion Rights

              Holders of the Preferred Shares have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

              The holders of the Preferred Shares do not have voting rights other than those described below, except to the extent specifically required by California law.

              Whenever dividends have not been paid on the Preferred Shares for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Preferred Shares will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the "Preferred Directors") to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for all past dividend periods on all outstanding Preferred Shares have been paid in full at which time this right will terminate with respect to the Preferred Shares, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Preferred Shares.

              No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Preferred Shares and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Preferred Shares and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Preferred Shares voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining

Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

              The term "Voting Parity Stock" means with regard to any matter as to which the holders of the Preferred Shares are entitled to vote, any series of Parity Stock (as defined under "—Dividends-Priority of Dividends" above) upon which voting rights similar to those of the Preferred Shares have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

              Although the Company does not believe the Preferred Shares are considered "voting securities" currently, if they were to become "voting securities" for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a "controlling influence" over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become "voting securities", then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

              In addition to any other vote or consent required by California law or by our Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Shares, voting as a separate class, is required in order to do the following:

  •
  amend or alter our Articles of Incorporation or the Certificate of Determination for the Preferred Shares to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Preferred Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or

  •
  amend, alter or repeal any provision of our Articles of Incorporation or the Certificate of Determination for the Preferred Shares in a manner that adversely affect the rights, preferences, privileges or voting powers of the Preferred Shares; or

  •
  consummate a binding share exchange or reclassification involving the Preferred Shares or a merger or consolidation of the Company with another entity, unless (i) the Preferred Shares remain outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Preferred Shares remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Preferred Shares immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, including authorized Preferred Shares necessary to satisfy preemptive or similar rights granted by us to other persons prior to December 12, 2008 and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Preferred Shares with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred Shares and will not require the vote or consent of the holders of the Preferred Shares.

              To the extent holders of the Preferred Shares are entitled to vote, holders of Preferred Shares will be entitled to one vote for each share then held.

              The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Preferred Shares would otherwise be required, all outstanding Preferred Shares have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Preferred Shares to effect the redemption.

Book-Entry Procedures

              The Depository Trust Company (the "DTC") will act as securities depositary for the Preferred Shares. We will issue one or more fully registered global securities certificates in the name of DTC's nominee, Cede & Co. These certificates will represent the total aggregate number of Preferred Shares sold in the auction. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Preferred Shares that you purchase, unless DTC's services are discontinued as described below.

              Title to book-entry interests in the Preferred Shares will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the Preferred Shares may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Preferred Shares must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Preferred Shares.

              DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

              When you purchase Preferred Shares within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Preferred Shares on DTC's records. You, as the actual owner of the Preferred Shares, are the "beneficial owner." Your beneficial ownership interest will be recorded on the Direct and Indirect Participants' records, but DTC will have no knowledge of your individual ownership. DTC's records reflect only the identity of the Direct Participants to whose accounts Preferred Shares are credited.

              You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased Preferred Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and

Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

              Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

              Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

              We understand that, under DTC's existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

              Any redemption notices with respect to the Preferred Shares will be sent to Cede & Co. If less than all of the Preferred Shares are being redeemed, DTC will reduce each Direct Participant's holdings of Preferred Shares in accordance with its procedures.

              In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Preferred Shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants whose accounts the Preferred Shares are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

              Dividends on the Preferred Shares will be made directly to DTC's nominee (or its successor, if applicable). DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on that payment date.

              Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

              DTC may discontinue providing its services as securities depositary with respect to the Preferred Shares at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Preferred Shares. In that event, we will print and deliver certificates in fully registered form for Preferred Shares. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue Preferred Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

              According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

              Initial settlement for the Preferred Shares will be made in immediately available funds. Secondary market trading among DTC's Participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

AUCTION PROCESS

              The following describes the auction process used to determine the public offering price of the Preferred Shares. This process differs from methods traditionally used in other underwritten public offerings. Treasury and the underwriters will determine the public offering price and the allocation of the Preferred Shares in this offering by an auction process conducted by the joint book-running managers, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O'Neill & Partners, L.P., in their capacity as the "auction agents." This auction process will involve a modified "Dutch auction" mechanic in which the auction agents (working with a number of other brokers) will receive and accept bids from bidders for the Preferred Shares. We have received approval from the FDIC and California DFI for a dividend of up to $62.2 million from the Bank to the Company for purposes of bidding on the Preferred Shares of the Company offered in the auction. We have also received approval from the Federal Reserve to bid on the Preferred Shares offered in the auction. We intend to submit one or more bids to purchase Preferred Shares in the auction. Our bids may be made for some or all of the Preferred Shares and may be made at a price or prices per share that is less than the liquidation preference per share. After the auction closes and those bids become irrevocable (which will occur automatically at the submission deadline to the extent such bids have not been modified or withdrawn at that time), the auction agents will determine the clearing price for the sale of the Preferred Shares offered hereby and, if Treasury chooses to proceed with the offering, the underwriters will allocate Preferred Shares to the winning bidders. The clearing price for the Preferred Shares may bear little or no relationship to the price that would be established using traditional valuation methods. You should carefully consider the risks described under "Risk Factors—Risk Factors Related to the Auction Process" beginning on page S-28.

Eligibility and Account Status

              In order to participate in the auction process, bidders must have an account with, and submit bids to purchase Preferred Shares through, either an auction agent or one of the network brokers. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through the auction agents or a network broker. If you wish to bid in the auction and do not have an account with an auction agent or a network broker, you will either need to establish such an account prior to bidding in the auction (which may be difficult to do before the submission deadline) or contact your existing broker and request that it submit a bid through an auction agent or a network broker. Network brokers and other brokers will have deadlines relating to the auction that are earlier than those imposed by an auction agent, as described below under "—The Auction Process—The Bidding Process."

              Because the Preferred Shares are complex financial instruments for which there is no established trading market, the auction agents, each network broker and any other broker that submits bids through the auction agents or any network broker will be required to establish and enforce client suitability standards, including eligibility, account status and size, to evaluate whether an investment in the Preferred Shares is appropriate for any particular investor. Each of them will individually apply its own standards in making that determination, but in each case those standards will be implemented in accordance with the applicable requirements and guidelines of the Financial Industry Regulatory Authority ("FINRA"). If you do not meet the relevant suitability requirements of an auction agent or another broker, you will not be able to bid in the auction. Accounts at an auction agent or any other broker, including broker accounts, are also subject to the customary rules of those institutions. You should contact your brokerage firm to better understand how you may submit bids in the auction process.

              An auction agent or network brokers may require bidders (including any brokers that may be bidding on behalf of their customers) to submit additional information, such as tax identification numbers, a valid e-mail address and other contact information, and other information that may be required to establish or maintain an account.

              The auction agents and the network brokers, upon request, will provide certain information to you in connection with the offering, including this prospectus supplement and the accompanying prospectus and forms used by such brokers, if any, to submit bids. Additionally, you should understand that:

  •
  before submitting a bid in the auction, you should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including all the risk factors;

  •
  the clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. The clearing price will be equal to the highest price in the auction for which the quantity of all bids at or above such price equals the number of Preferred Shares that Treasury has elected to sell;

  •
  if there is little or no demand for the Preferred Shares at or above the clearing price once trading begins, the price of the Preferred Shares will decline;

  •
  the liquidity of any market for the Preferred Shares may be affected by the number of Preferred Shares that Treasury elects to sell in this offering, and the price of the Preferred Shares may decline if the Preferred Shares are illiquid;

  •
  the auction agents, in their sole discretion, have the right to reconfirm any bid by contacting the purported bidder directly and to impose size limits on the aggregate size of bids that it chooses to accept from any bidder, including network brokers (although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws). If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn, but alternatively may in their discretion choose to accept any such bid even if it has not been reconfirmed;

  •
  the auction agents may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering; and

  •
  the auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

              None of the underwriters, Treasury or us have undertaken any efforts to qualify the Preferred Shares for sale in any jurisdiction outside the United States. Except to the limited extent that this offering will be open to certain non-U.S. investors under private placement exemptions in certain countries other than the United States, investors located outside the United States should not expect to be eligible to participate in this offering.

              Even if a bidder places a bid in the auction, it may not receive an allocation of the Preferred Shares in the offering for a number of reasons described below. You should consider all the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in determining whether to submit a bid, the number of Preferred Shares you seek to purchase and the price per share you are willing to pay.

              The following brokers have agreed to be network brokers for purposes of the auction process: BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Blaylock Robert Van, LLC, Cabrera

Capital Markets, LLC, Cantor Fitzgerald & Co., CastleOak Securities, L.P., CL King & Associates, D.A. Davidson & Co., FBR Capital Markets & Co., Guzman & Company, Jefferies & Company, Inc., Joseph Gunnar & Co., LLC, Keefe, Bruyette & Woods, Inc., Lebenthal & Co., LLC, M.R. Beal & Company, Muriel Siebert & Co., Inc., Samuel A. Ramirez & Co., Stifel, Nicolaus & Company, Incorporated, The Williams Capital Group, L.P., Toussaint Capital Partners, LLC, Utendahl Capital Partners, L.P., Wedbush Morgan Securities Inc. and WR Hambrecht + Co., LLC. The network brokers will not share in any underwriting discounts or fees paid by us in connection with the offering of the Preferred Shares but may, subject to applicable FINRA and SEC rules and regulations, charge a separate commission to their own customers.

The Auction Process

              The following describes how the auction agents will conduct the auction process:

General

  •
  The auction will commence at 8:30 a.m., New York City time, on the date specified by the auction agents in a press release issued prior to the opening of the equity markets on such day, and will end at 6:30 p.m., New York City time, on the second business day immediately thereafter (the "submission deadline"). Unless you submit your bids through an auction agent, your broker will have an earlier deadline for accepting bids. If a malfunction, technical or mechanical problem, calamity, crisis or other similar event occurs that the auction agents believe may interfere with the auction process, the auction agents may (in consultation with Treasury) decide to extend the auction or cancel and reschedule the auction. The auction agents and the network brokers will advise bidders of any such decision to extend or cancel and reschedule the auction using e-mail, telephone or facsimile, and will attempt to make such notification prior to the time the auction is scheduled to close. If the auction process is extended such that it closes at a later time on the same business day, any bids previously submitted will continue to be valid unless amended or cancelled by the bidder, but if the auction is extended such that it closes on the following business day or later, or is cancelled, all bids will be cancelled at the time of such extension or cancellation.

  •
  The auction agents and the network brokers will contact potential investors with information about the auction process and how to participate and will solicit bids from prospective investors via electronic message, telephone and facsimile. The minimum size of any bid is one Preferred Share.

The Bidding Process

  •
  The auction agents and the network brokers will only accept bids in the auction process in increments of whole Preferred Shares; no fractional interests will be sold.

  •
  No maximum price or auction price range has been established in connection with the auction process, which means that there is no floor or ceiling on the price per share that you or any other bidder can bid in the auction. Each bid must specify a price (such bid price to be in increments of $0.01) or such bid will be rejected.

  •
  Once the auction begins, you may submit your bids either directly through an auction agent or through any network broker. Bids through the network brokers will be aggregated and submitted to the auction agents as single bids at each price increment by those brokers. Bids will only be accepted if they are made on an unconditional basis (i.e., no "all-or-none" bids will be accepted).

  •
  In connection with submitting a bid, you will be required to provide the following information:

  •
  the number of Preferred Shares that you are interested in purchasing (only in whole shares—no fractional interests);

  •
  the price per share you are willing to pay (such bid to be in increments of $0.01); and

  •
  any additional information that may be required to enable an auction agent and/or network broker to identify you, confirm your eligibility and suitability for participating in this offering, and, if you submit a successful bid, consummate a sale of Preferred Shares to you.

  •
  You may submit multiple bids. Canceling one bid does not cancel any other bid. However, as bids are independent, each bid may result in an allocation of Preferred Shares. Consequently, the sum of your bid sizes should be no more than the total number of Preferred Shares you are willing to purchase. In addition, the auction agents may impose size limits on the aggregate size of bids that they choose to accept from any bidder (including any network broker), although the auction agents are under no obligation to do so or to reconfirm bids for any reason, except as may be required by applicable securities laws.

  •
  At any time prior to the submission deadline, you may modify your bids to increase or decrease the number of Preferred Shares bid for or the price bid per share and may withdraw your bid and reenter the auction. Network brokers, however, will impose earlier submission deadlines than that imposed by the auction agents in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to the auction agents before the auction closes. If you are bidding through a network broker, or another broker that is submitting bids through an auction agent or a network broker, you should be aware of any earlier submission deadlines that may be imposed by your broker.

  •
  Conditions for valid bids, including eligibility standards and account funding requirements, may vary from broker to broker. Some brokers, for example, may require a prospective investor to maintain a minimum account balance or to ensure that its account balance is equal to or in excess of the amount of its bid. No funds will be transferred to the underwriters until the acceptance of the bid and the allocation of Preferred Shares.

  •
  A bid received by an auction agent or any network broker involves no obligation or commitment of any kind prior to the submission deadline. Therefore, you will be able to withdraw a bid at any time prior to the submission deadline (or any deadline imposed by a network broker, if you are bidding through a network broker). Following the submission deadline, however, all bids that have not been modified or withdrawn by you prior to the submission deadline will be considered final and irrevocable and may be accepted. The auction agents and Treasury will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders.

  •
  If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn. The auction agents may, however, choose to accept your bid even if it has not been reconfirmed.

  •
  The auction agents may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering.

  •
  The auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

  •
  No funds will be transferred to the underwriters until the acceptance of the bid and the allocation of the Preferred Shares. However, the auction agents or any network broker may require you to deposit funds or securities in your brokerage accounts with value sufficient to cover the aggregate dollar amount of your bids. Bids may be rejected if you do not provide the required funds or securities within the required time. The auction agents or any network broker may, however, decide to accept successful bids regardless of whether you have deposited funds or securities in your brokerage accounts. In any case, if you are a successful bidder, you will be obligated to purchase the Preferred Shares allocated to you in the allocation process and will be required to deposit funds in your brokerage accounts prior to settlement, which is expected to occur three or four business days after the notices of acceptance are sent to you.

Pricing and Allocation

  •
  The auction agents will manage the master order book that will aggregate all bids and will include the identity of the bidders (or their brokers, in the case of bids submitted through a network broker). The master order book will not be available for viewing by bidders. Bidders whose bids are accepted will be informed about the result of their bids.

  •
  The clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. The clearing price will be equal to the highest price in the auction for which the quantity of all bids at or above such price equals the number of Preferred Shares that Treasury has elected to sell.

  •
  Unless Treasury decides not to sell any Preferred Shares or as otherwise described below, all Preferred Shares will be sold to bidders at the clearing price plus accrued dividends.

  •
  Promptly after the auction agents determine the clearing price, they will communicate that clearing price to Treasury. Treasury may decide not to sell any Preferred Shares after the clearing price is determined. Once Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents will confirm allocations of Preferred Shares to its clients and the network brokers. The underwriters will sell all Preferred Shares at the same price per share plus accrued dividends.

  •
  If Treasury elects to sell Preferred Shares in the offering, allocation of the Preferred Shares will be determined by, first, allocating Preferred Shares to any bids made above the clearing price, and second, allocating Preferred Shares on a pro-rata basis among bids made at the clearing price. The pro-rata allocation percentage for bids made at the clearing price will be determined by dividing the number of Preferred Shares to be allocated at the bidding increment equal to the clearing price by the number of Preferred Shares represented by bids at that bidding increment. Each accepted bid submitted at the clearing price will be allocated a number of Preferred Shares approximately equal to the pro-rata allocation percentage multiplied by the number of Preferred Shares represented by its bid, rounded to the nearest whole number of Preferred Shares. In no case, however, will any rounded amount exceed the original bid size.

  •
  After Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents and each network broker that has submitted successful bids will notify you, in the event your bids have been accepted by Treasury, by electronic message, telephone, facsimile or otherwise that the auction has closed and that your bids have been accepted by Treasury (subject, in some cases, to pro-ration, as described in this prospectus supplement). They may also provide you with a preliminary allocation estimate, which will be subsequently followed by a final allocation and confirmation of sale. In the event your bids are not accepted, you may be notified that your bids have not been accepted. As a result of the varying delivery times involved in sending e-mails over the Internet and other methods of delivery, you may receive notices of acceptance before or after other bidders.

  •
  The clearing price and number of Preferred Shares to be sold are expected to be announced via press release on the business day following the end of the auction. The price will also be included in the notice of acceptance and the confirmation of sale that will be sent to successful bidders, and will also be included in the final prospectus supplement for the offering.

  •
  Sales to investors will be settled through your account with the broker through which your bid was submitted.

  •
  If you submit bids that are accepted by Treasury, you will be obligated to purchase the Preferred Shares allocated to you regardless of whether you are aware that the notice of acceptance of your bid has been sent. Once an underwriter has sent out a notice of acceptance and confirmation of sale, it will not cancel or reject your bid. The auction agents and Treasury will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders. As a result, you will be responsible for paying for all of the Preferred Shares that are finally allocated to you, at the public offering price.

              You should carefully review the procedures of, and communications from, the institution through which you bid to purchase Preferred Shares.

Auction Process Developments

              You should keep in contact with the institution through which your bid has been submitted and monitor your relevant e-mail accounts, telephone and facsimile for notifications related to this offering, which may include:

  •
  Potential Request for Reconfirmation.  The auction agents, in their sole discretion, may ask you to reconfirm your bid by directly contacting you (or your broker, if you submitted your bid through a broker other than an auction agent), although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws. If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn. The auction agents may, however, choose to accept your bid even if it has not been reconfirmed.

  •
  Notice of Acceptance.  Notification as to whether any of your bids are successful and have been accepted by Treasury. This notification will include the final clearing price. If your bids have been accepted by Treasury, you will be informed about the results of the auction process.

SELLING SHAREHOLDER

              The table below sets forth information concerning the resale of the Preferred Shares by Treasury. We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. Our operations are regulated by various U.S. governmental authorities, including in certain respects by Treasury. Other than through its role as a regulator and the acquisition of the Preferred Shares, Treasury has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

              Treasury acquired the Preferred Shares as part of the Troubled Asset Relief Program, which was established pursuant to EESA. EESA was enacted into law on October 3, 2008 to restore confidence and stabilize the volatility in the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.

              The following description was provided by Treasury and is derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation's financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the EESA, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

              The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part, or any other act or omission in connection with the offering to which this prospectus supplement and the accompanying prospectus relate, likely would be barred. In addition, Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with the offering to which this prospectus supplement and the accompanying prospectus relates likely would be barred. See "Risk Factors—Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited."

              The table below sets forth information with respect to the number of Preferred Shares beneficially owned by Treasury as of March 26, 2012, the number of Preferred Shares being offered by Treasury in this offering, and the number of Preferred Shares to be beneficially owned by Treasury after this offering, assuming all the Preferred Shares offered by Treasury in this offering are sold. The percentages below are calculated based on 62,158 Preferred Shares issued and outstanding as of March 26, 2012.

	Beneficial Ownership Prior to the Offering(1)(2)			Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Preferred Shares Beneficially Owned(1)	Percent	Preferred Shares Being Offered	Number of Preferred Shares Beneficially Owned(1)(2)	Percent
United States Department of the Treasury	62,158	100%	62,158	0	0%
1500 Pennsylvania Avenue, N.W.
Washington, D.C. 20220

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any Preferred Shares over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days.

(2)
Treasury also owns a warrant to purchase 949,460 of the shares of our common stock.

U.S. FEDERAL INCOME TAX CONSEQUENCES

              The following discussion summarizes the material U.S. federal income tax consequences applicable to "U.S. holders" and "non-U.S. holders" (each as defined below) with respect to the purchase, ownership and disposition of the Preferred Shares. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), Treasury regulations and judicial and administrative authority, all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary is limited to investors who will hold the Preferred Shares as capital assets and does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances. This discussion does not address the tax consequences to investors who are subject to special tax rules, such as banks and other financial institutions, insurance companies, governments and governmental entities, broker-dealers, partnerships and their partners, tax-exempt organizations, investors that will hold the Preferred Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, U.S. expatriates, or U.S. holders that have a functional currency that is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any alternative minimum tax consequences or any state, local or non-U.S. tax consequences. Each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership, and disposition of the Preferred Shares.

              For purposes of this summary, you are a "U.S. holder" if you are a beneficial owner of the Preferred Shares and you are for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. You are a "non-U.S. holder" if you are a beneficial owner of the Preferred Shares that is an individual, corporation, estate or trust that is not a U.S. holder.

              If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) is a holder of the Preferred Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Preferred Shares, you should consult your own tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the Preferred Shares.

U.S. Holders

              Distributions on the Preferred Shares.    In general, if distributions are made with respect to the Preferred Shares, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in the Preferred Shares. Any amount in excess of your tax basis is treated as capital gain, the tax treatment of which is discussed below under "Sale or Redemptions of the Preferred Shares."

              Dividends received by individual holders of the Preferred Shares will generally be subject to a reduced maximum tax rate of 15% if such dividends are treated as "qualified dividend income" for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual stockholders with respect to Preferred Shares that are held for 60 days or less during the

121-day period beginning on the date which is 60 days before the date on which the Preferred Shares become ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as "investment income" for purposes of determining the holder's limit for the deduction of investment interest under Section 163(d) of the Code. The 15% dividend rate is scheduled to expire December 31, 2012, at which time the rate will revert back to ordinary income rates previously in effect and applicable to dividends unless the Code is amended to provide for a different rate. In addition, under the Health Care and Education Reconciliation Act of 2010, dividends received after December 31, 2012 by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. You should consult your own tax advisors regarding the implications of these rules in light of your particular circumstances.

              Dividends received by corporate holders of the Preferred Shares may be eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including limitations related to "debt financed portfolio stock" under Section 246A of the Code and to the holding period requirements of Section 246 of the Code. In addition, any amount received by a corporate holder that is treated as a dividend may, depending on the circumstances, constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in Treasury regulations yet to be promulgated). Under Section 1059, a corporate holder that has held shares for two years or less before the dividend announcement date generally must reduce the tax basis of all of the holder's shares (but not below zero) by the "non-taxed portion" of any "extraordinary dividend" and, if the non-taxed portion exceeds the holder's tax basis for the shares, must treat any excess as gain from the sale or exchange of the shares in the year the payment is received. Individual holders of Preferred Shares that receive any "extraordinary dividends" that are treated as "qualified dividend income" (as discussed above) will be required to treat any losses on the sale of such Preferred Shares as long-term capital losses to the extent of such dividends. We strongly encourage you to consult your own tax advisor regarding the extent, if any, to which these provisions may apply to you in light of your particular facts and circumstances.

              Sale or Redemption of the Preferred Shares.    On the sale or exchange of the Preferred Shares to a party other than us, you generally will realize capital gain or loss in an amount equal to the difference between (a) the amount of cash and the fair market value of any property you receive on the sale and (b) your tax basis in the Preferred Shares. We strongly encourage you to consult your own tax advisors regarding applicable rates, holding periods and netting rules for capital gains and losses in light of your particular facts and circumstances. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

              On the redemption of Preferred Shares by us, your surrender of the Preferred Shares for the redemption proceeds will be treated either as a payment received upon sale or exchange of the Preferred Shares or as a distribution with respect to all of your equity interests in us. Resolution of this issue will turn on the application of Section 302 of the Code to your individual facts and circumstances.

              The redemption will be treated as gain or loss from the sale or exchange of Preferred Shares (as discussed above) if:

  •
  the redemption is "substantially disproportionate" with respect to you within the meaning of Section 302(b)(2) of the Code;

  •
  your interest in the Preferred Shares and any other equity interest in us is completely terminated (within the meaning of Section 302(b)(3) of the Code) as a result of such redemption; or

  •
  the redemption is "not essentially equivalent to a dividend" (within the meaning of Section 302(b)(1) of the Code). In general, redemption proceeds are "not essentially equivalent to a dividend" if the redemption results in a "meaningful reduction" of your interest in the issuer.

              In determining whether any of these tests has been met, you must take into account not only the Preferred Shares and other equity interests in us that you actually own, but also shares and other equity interests that you constructively own within the meaning of Section 318 of the Code.

              If none of the above tests giving rise to sale or exchange treatment is satisfied, then a payment made in redemption of the Preferred Shares will be treated as a distribution that is subject to the tax treatment described above under "Distributions on the Preferred Shares." The amount of the distribution will be equal to the amount of cash and the fair market value of property you receive without any offset for your tax basis in the Preferred Shares. Your tax basis in the redeemed Preferred Shares should be transferred to your remaining Preferred Shares. If, however, you have no remaining Preferred Shares, your basis could be lost.

              Any redemption proceeds that are attributable to any declared but unpaid dividends on the Preferred Shares will generally be subject to the rules described above under "U.S. Holders—Distributions on the Preferred Shares."

              We strongly encourage you to consult your own tax advisor regarding: (a) whether a redemption payment will qualify for sale or exchange treatment under Section 302 of the Code or, alternatively, will be characterized as a distribution; and (b) the resulting tax consequences to you in light of your individual facts and circumstances.

              Information Reporting and Backup Withholding.    Information reporting will generally apply to noncorporate U.S. holders with respect to payments of dividends on the Preferred Shares and to certain payments of proceeds on the sale or other disposition of the Preferred Shares. Certain noncorporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Preferred Shares and certain payments of proceeds on the sale or other disposition of the Preferred Shares unless the beneficial owner of the Preferred Shares furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

              U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder's U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service (the "IRS").

Non-U.S. Holders

              Distributions on the Preferred Shares.    Distributions treated as dividends as described above under "U.S. Holders—Distributions on the Preferred Shares" paid to a non-U.S. holder of the Preferred Shares will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

              For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S.

holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder's country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

              Sale or Redemption of the Preferred Shares.    A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption (except as discussed below) or other disposition of the Preferred Shares except for (i) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, (ii) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (iii) non-U.S. holders that are subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (iv) gain if we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes.

              We would not be treated as a "United States real property holding corporation" if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in a capacity as a creditor. To the extent that we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes and a non-U.S. holder was not eligible for a treaty exemption, any gain on the sale of our Preferred Shares would be treated as effectively connected with a trade or business within the United States and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Gain that is treated as effectively connected with a trade or business within the United States will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder was a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected income received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

              We believe that we are not currently and do not anticipate becoming a "United States real property holding corporation" for U.S. federal income tax purposes.

              A payment made to a non-U.S. holder in redemption of the Preferred Shares may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under "U.S. Holders—Sale or Redemption of the Preferred Shares," in which event such payment would be subject to tax as discussed above under "—Distributions on the Preferred Shares." Prospective investors should consult their own tax advisors to determine the proper tax treatment of any payment received in redemption of the Preferred Shares.

              Information Reporting and Backup Withholding.    Information returns will be filed with the IRS reporting payments of dividends on the Preferred Shares and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Preferred Shares and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on the Preferred Shares or on the proceeds from a sale or other disposition of the Preferred Shares. Satisfaction of the certification procedures required to claim a reduced rate of withholding under a treaty described above in the section titled "Distributions on the Preferred Shares" will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

New Legislation Relating to Foreign Accounts

              Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities after December 31, 2012. The legislation generally imposes a 30% withholding tax on dividends on or gross proceeds from the sale or other disposition of Preferred Shares paid to a foreign financial institution unless the foreign financial institution enters into an agreement with Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation generally imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Under recently issued IRS guidance, these rules generally would apply to payments of dividends on the Preferred Shares made after December 31, 2013, and payments of gross proceeds from a disposition of the Preferred Shares made after December 31, 2014. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

              Treasury is offering the Preferred Shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O'Neill & Partners, L.P. as representatives of the several underwriters. The terms and conditions set forth in the underwriting agreement, dated March         , 2012, govern the sale and purchase of the Preferred Shares. Each underwriter named below has severally agreed to purchase from Treasury, and Treasury has agreed to sell to such underwriter, the number of Preferred Shares set forth opposite the name of each underwriter below at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriter	Number of Preferred Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Sandler O'Neill & Partners, L.P.
Drexel Hamilton, LLC
SL Hare Capital, Inc.
TBC Securities, LLC

Total

              The underwriting agreement provides that the obligations of the several underwriters to purchase the Preferred Shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Preferred Shares that Treasury determines to sell, if any are purchased. The number of Preferred Shares that Treasury may determine to sell will depend, in part, upon the success of the auction process. See "Auction Process—The Auction Process—Pricing and Allocation."

              The underwriters plan to offer the Preferred Shares for sale pursuant to the auction process described above under "Auction Process." Preferred Shares sold by the underwriters to the public will be sold at the clearing price determined through that auction process plus accrued dividends thereon. During the auction period, bids may be placed for Preferred Shares at any price in increments of $0.01. The offering of the Preferred Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part. As described under "Auction Process," Treasury may decide not to sell any Preferred Shares in the auction process, regardless of the clearing price set in the auction process.

              The underwriters are committed to purchase and pay for all such Preferred Shares, if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated. The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement.

              The following table shows the per share and total underwriting discounts and commissions that the underwriters will receive and the proceeds Treasury will receive.

Preferred Stock	Per Share	Total
Price to public(1)	$	$
Underwriting discounts and commissions to be paid by Treasury(2)
Proceeds to Treasury

(1)
Plus accrued dividends from and including February 15, 2012.

(2)
Treasury has agreed to pay all underwriting discounts and commissions and transfer taxes. We have agreed to pay all transaction fees, if any, applicable to the sale of the Preferred Shares and fees and disbursements of counsel for Treasury incurred in connection with this offering.

              We estimate that the total expenses of this offering, other than the underwriting discounts and commissions and transfer taxes, if any, will be approximately $275,000 and are payable by us.

Restriction on Sales of Securities

              We and Treasury have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 30 days after the date of this prospectus supplement, that we will not, without the prior written consent of the representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of preferred stock or any securities convertible into or exercisable or exchangeable for preferred stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of preferred stock.

              The restrictions described in the immediately preceding paragraph will not apply to sales by Treasury of any of our Preferred Shares back to us. The underwriters may, in their sole discretion and at any time and from time to time, without notice, release all or any portion of the Preferred Shares and other securities from the foregoing restrictions.

Indemnity

              We have agreed to indemnify Treasury and the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Stabilization

              In connection with this offering, the underwriters may engage in stabilizing transactions.

              Stabilizing transactions permit bids to purchase Preferred Shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of Preferred Shares while this offering is in progress.

              These stabilizing transactions may have the effect of raising or maintaining the market price of our Preferred Shares or preventing or retarding a decline in the market price of our Preferred Shares. As a result, the price of our Preferred Shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Preferred Shares. These transactions may be effected in the open market or otherwise and, if commenced, may be discontinued at any time.

Listing

              The Preferred Shares will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

Selling Restrictions

    United Kingdom

              Each underwriter shall be deemed to have represented, warranted and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the Preferred Shares in circumstances in which Section 21(1) of the FSMA does not apply to our company; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Preferred Shares in, from or otherwise involving the United Kingdom.

              This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth companies, unincorporated associations and other persons, falling within Article 49(2)(a) to (d) of the Order or (iv) other persons to whom it may be lawfully communicated in accordance with the Order (all such persons together being referred to as "relevant persons"). The Preferred Shares are only available to, and investment activity will only be engaged in with, relevant persons. Any person that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or either of their respective contents.

    European Economic Area

              In relation to each Member State of the European Economic Area (the "EEA") that has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any Preferred Shares that are the subject of the offering contemplated in this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Preferred Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

    (a)
    at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    (b)
    at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than "qualified investors," as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

    (c)
    in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Preferred Shares shall result in a requirement for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

              For the purposes of this provision, the expression "an offer to the public of any Preferred Shares" in relation to the Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Preferred Shares to be offered so as to enable an investor to decide to purchase the Preferred Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Conflict of Interest; Other Relationships

              From time to time, the underwriters and their affiliates have provided, and may continue to provide, investment banking and other financial advisory services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services. No one acted as our financial advisor for our issuance of the Preferred Shares to Treasury.

              In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

              The validity of the Preferred Shares offered by this prospectus supplement and certain other legal matters will be passed upon for us by Hunton & Williams LLP, Dallas, Texas, and Baker & Hostetler LLP, Los Angeles, California. The underwriters are represented by Simpson Thacher & Bartlett LLP, Palo Alto, California.

EXPERTS

              The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of Wilshire Bancorp, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Fixed Rate Cumulative Preferred Stock, Series A
Warrant To Purchase 949,460 Shares Of Common Stock

        This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the Senior Preferred, a warrant to purchase 949,460 shares of common stock, or the Warrant, and any shares of common stock issuable from time to time upon exercise of the Warrant. In this prospectus, we refer to the shares of Senior Preferred, the Warrant and the shares of common stock issuable upon exercise of the Warrant, collectively, as the securities. The Senior Preferred and the Warrant were originally issued by us pursuant to the Letter Agreement dated December 12, 2008, and the related Securities Purchase Agreement—Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

        The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents' commissions.

        We will not receive any proceeds from the sale of securities by the selling securityholders.

        The Senior Preferred is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the Senior Preferred on any exchange.

        Our common stock is traded on the NASDAQ Global Select Market under the symbol "WIBC." On January 6, 2009, the last reported sale price of our common stock as reported on the NASDAQ Global Select Market was $8.99 per share. You are urged to obtain current quotations of the common stock.

        Investing in our securities involves risks. Before buying our securities, you should carefully consider the risk factors discussed in the section entitled "Risk Factors" on page 4 of this prospectus and in the sections entitled "Risk Factors" in our most recent Annual Report on Form 10-K and in any quarterly report on Form 10-Q, as well as in any prospectus supplements relating to specific offerings.

        The securities being offered are not savings accounts, deposits or obligations of any bank and are not insured by any insurance fund of the Federal Deposit Insurance Corporation or any other governmental organization.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2009.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under the shelf registration statement, the selling securityholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. We will not receive any proceeds from the resale by such selling securityholders of the offered securities described in this prospectus.

        Additionally, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more selling securityholders. We may also provide a prospectus supplement to add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus and each applicable prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

        This prospectus and any accompanying prospectus supplement do not contain all of the information included in the shelf registration statement. We have omitted parts of the shelf registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the shelf registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the shelf registration statement, please see that agreement or document for a complete description of these matters.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement or documents or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

        In this prospectus, "Wilshire Bancorp," "we," "our," "ours," and "us" refer to Wilshire Bancorp, Inc., which is a bank holding company headquartered in Los Angeles, California, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to "Wilshire State Bank," or the "Bank," mean Wilshire State Bank, a California state bank, which is our principal bank subsidiary.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC's Internet website found at http://www.sec.gov and our website: www.wilshirebank.com (the other information contained in, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus much of the information that we file with the SEC. This means that we can disclose important information to you by referring you to another document without restating the information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any information filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or previously incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the following documents or information that we previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed on March 17, 2008 and as amended on Form 10-K/A, filed on April 29, 2008.

  •
  Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, as filed on May 12, 2008, August 8, 2008 and November 7, 2008, respectively.

  •
  Our Current Reports on Form 8-K filed December 17, 2008, December 3, 2008, September 2, 2008, June 13, 2008, May 30, 2008, March 31, 2008, March 26, 2008 and February 28, 2008.

  •
  The description of our common stock, no par value per share, contained in our Registration Statement on Form 8-A, filed August 31, 2004, and any amendment or report filed subsequent thereto for the purpose of updating such description.

        These documents contain important information about our business and our financial performance.

        We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of the filing of the registration statement and prior to the termination of the offering (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Securities Exchange Act). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus.

        We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information or documents that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address and telephone number:

Alex Ko
Chief Financial Officer
Wilshire Bancorp, Inc.
3200 Wilshire Blvd.
Los Angeles, California 90010
(213) 387-3200

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

        This prospectus, any accompanying prospectus supplements and the documents incorporated by reference in this prospectus contain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "would," "endeavor," "estimate," "expect," "forecast," "goal," "intend," "may," "objective," "potential," "plan," "predict," "project," "seek," "should," "will" or the negative such terms and other similar words and expressions of future intent.

        Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. By their nature, forward-looking statements are subject to numerous assumptions, risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those which may be set forth in any accompanying prospectus supplement and those included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, and other factors described in our periodic reports filed from time to time with the SEC.

        The cautionary statements in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference herein also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this prospectus, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

WILSHIRE BANCORP, INC.

        We are a bank holding company offering a broad range of financial products and services primarily through our main subsidiary, Wilshire State Bank, a California state-chartered commercial bank. Our corporate headquarters and primary banking facilities are located at 3200 Wilshire Boulevard, Los Angeles, California 90010.

        The deposits of the Bank are insured up to the maximum limits authorized under the Federal Deposit Insurance Act, as amended, or the "FDIA." Like most state-chartered banks of our size in California, we are not a member of the Federal Reserve System, but we are a member of Federal Home Loan Bank of San Francisco, a congressionally chartered Federal Home Loan Bank. At September 30, 2008, we had approximately $2.39 billion in assets, $2.01 billion in net loans, $1.79 billion in total deposits, and $187.88 million in shareholders' equity.

        We operate a community bank focused on the general commercial banking business, with our primary market encompassing the multi-ethnic population of the Los Angeles County area. Our full-service offices are located primarily in areas where a majority of the businesses are owned by Korean-speaking immigrants, with many of the remaining businesses owned by other minority groups. Our branches in Huntington Park and Garden Grove are located in predominantly Hispanic and Vietnamese communities respectively. Our client base reflects the multi-ethnic composition of these communities.

        To address the needs of our multi-ethnic customers, we have many multilingual employees who are able to converse with our clientele in their native languages. We believe that the ability to speak the native language of our customers assists us in tailoring products and services for our customers' needs.

        Our principal office is located at 3200 Wilshire Boulevard, Los Angeles, California 90010, and our telephone number is (213) 387-3200. Our Internet website address is www.wilshirebank.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus or any prospectus supplement.

RISK FACTORS

        An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

USE OF PROCEEDS

        We will not receive any proceeds from any sale of the securities by the selling securityholders.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

        The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
RATIO OF EARNINGS TO FIXED CHARGES:
Excluding Interest on Deposits	4.04	8.93	6.86	10.48	11.51	19.05	31.73
Including Interest on Deposits	1.64	1.62	1.58	1.86	2.35	2.86	2.78

        We computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of computing this ratio, "earnings" consist of income before provision for income taxes, cumulative effect of changes in accounting principles and interest expenses. Interest expenses, excluding interest on deposits, consist of interest expense on federal funds purchased and securities sold under repurchase agreements and other interest expense (other than on deposits). "Fixed charges", including interest on deposits, consist of interest expense on federal funds purchased and securities sold under repurchase agreements and all other interest expense.

        We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we have not paid any preferred stock dividends for the periods indicated in the table above.

DESCRIPTION OF OUR COMMON STOCK

        The following summary describes the material features and rights of our common stock and is subject to, and qualified in its entirety by, applicable law and the provisions of our articles of incorporation and bylaws.

General

        Our authorized capital stock consists of 80,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share, of which 62,158 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A. As of December 31, 2008, 29,413,757 shares of our common stock and 62,158 shares of our preferred stock were outstanding.

Liquidation Rights

        In the event of a liquidation of Wilshire Bancorp, our common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences for securities with a priority over the Wilshire Bancorp common stock.

        Our board of directors may approve for issuance, without approval of the holders of common stock, preferred stock that has voting, dividend or liquidation rights superior to that of our common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of our company.

Dividends and Other Distributions

        The holders of our common stock are entitled to receive and share equally in dividends declared by our board of directors out of funds legally available for such dividends. The holders of our Senior Preferred have a priority over holders of our common stock with respect to dividends. If we issue additional preferred stock in the future, the holders of that preferred stock may have a priority over the holders of our common stock with respect to dividends.

        We are a bank holding company, and our primary source for the payment of dividends is dividends from our direct, wholly-owned subsidiary, Wilshire State Bank. Various banking laws applicable to the Bank limit the payment of dividends, management fees and other distributions by the Bank to us, and may therefore limit our ability to pay dividends on our common stock. Our ability to pay dividends on our common stock is also limited by the terms of the Senior Preferred. See "Description of Series A Preferred Stock—Dividends."

        Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and such other factors as our board of directors may deem relevant.

Voting Rights

        Under California law, each holder of a share of our common stock is entitled to one vote per share for each matter submitted to the vote of the shareholders. Cumulative voting generally is required for the election of directors, except that "listed corporations" (generally, a corporation with outstanding shares listed on a national stock exchange) may expressly eliminate cumulative voting for directors in the articles of incorporation of the corporation. Wilshire Bancorp is considered a "listed company" for purposes of California law, and our articles of incorporation expressly eliminate cumulative voting for directors.

Anti-Takeover Provisions

        Provisions of our articles of incorporation and bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Wilshire Bancorp, Inc. without negotiation with our board of directors. The effect of these provisions is discussed briefly below.

        Authorized Stock.    The shares of our common stock authorized by our articles of incorporation but not issued provide our board of directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote. Our board of directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting, conversion, liquidation and other rights for our preferred stock being issued, in an effort to deter attempts to gain control of Wilshire Bancorp, Inc..

        Classification of Board of Directors.    Our articles of incorporation and bylaws currently provide that our board of directors is divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. This classification of our board of directors may discourage a takeover of Wilshire Bancorp, Inc. because a stockholder with a majority interest in our company would have to wait for at least two consecutive annual meetings of stockholders to elect a majority of the members of our board of directors.

        Removal of Directors without Cause.    Because we have a classified board of directors, a director generally may be removed without cause only if the votes cast against removal of a director, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and either the number of directors elected at the most recent annual meeting of shareholders, of if greater, the number of directors for whom removal is being sought, were then being elected.

        Restrictions on Certain "Business Combinations" with Third Parties who may Acquire Our Securities Outside of an Action taken by Wilshire Bancorp.    Our articles of incorporation contain a provision restricting certain "Business Combinations" with persons, known as "Interested Shareholders," who may obtain our securities outside of an action of Wilshire Bancorp. An "Interested Shareholder" is defined in our articles of incorporation as a person who directly or indirectly beneficially owns, alone or with associates or affiliates, more than 20% of the outstanding voting shares of Wilshire Bancorp or a subsidiary of Wilshire Bancorp, and, subject to certain limits, certain assignees of, or successors to, the stock once held by an interested shareholder.

        Super-Majority Shareholder Voting Requirements to Modify Certain Provisions of our Articles of Incorporation and Bylaws.    Our articles of incorporation provide that any amendment or modification or provision inconsistent with the provisions of the articles of incorporation relating to Business Combinations, the authorized number of directors, the provision for a classified election of directors and any amendment or modification or provision inconsistent with the provisions of our bylaws relating to the advance notice of nominations of directors and the indemnification of directors generally requires the affirmative vote of the holders of at least 66 2/3% of the then outstanding voting stock.

        Stricter Time Limitations on the Ability of Shareholders to Nominate Directors for Election at Annual Meetings of our Shareholders.    Our bylaws provide that nominations for election of directors may be made by the Board or by any shareholder. Notice of the name of any person to be nominated for election as a director must be delivered to the Secretary of the Wilshire Bancorp not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that if the date the meeting is first publicly announced or disclosed less than 70 days prior to the date of the meeting, then such advance notice must be given not more than 10 days after such date is first announced.

        The application of the above-described provisions could have the effect of delaying or preventing a change of control or management of Wilshire Bancorp. Other than the application of these provisions, we do not have any existing provisions of our articles of incorporation or bylaws, or other present arrangements, agreements or understandings which could be deemed to have material anti-takeover effects.

        These provisions are not being included herein as a result of or in response to any known accumulation of stock or threatened takeover or attempt to obtain control of us by means of a business combination, tender offer, solicitation in opposition to management or otherwise by any person. We have no present plans to implement or propose any additional measures or bylaws having anti-takeover effects.

Preemptive Rights

        Holders of our common stock do not have preemptive rights with respect to any shares that may be issued.

Redemption

        Shares of our common stock are not subject to redemption.

Listing

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "WIBC."

Transfer Agent

        The transfer agent for our common stock is Computershare Limited. The transfer agent's address is Computershare Investor Services, 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF SERIES A PREFERRED STOCK

        The following summary describes the material features and rights of our preferred stock and is subject to, and qualified in its entirety by, applicable law and the provisions of our articles of incorporation and bylaws.

        Under our articles of incorporation, our board of directors has the authority, without further shareholder action, to issue a maximum of 5,000,000 shares of preferred stock, in one or more series, with such terms and for such consideration as may be fixed by the board of directors. No preferred shares are currently issued and outstanding, other than the 62,158 shares of our Senior Preferred.

        These paragraphs are a summary, and do not completely describe the terms and provisions of the Senior Preferred. For the complete provisions, we refer you to our articles of incorporation, as amended, including the Certificate of Determination for the Senior Preferred, copies of which have been filed with the SEC and which are incorporated by reference into the registration statement of which this prospectus is a part.

General

        The Senior Preferred are validly issued, fully paid and non-assessable. Each share of the Senior Preferred has a liquidation value of $1,000. As of the date of this prospectus, the Senior Preferred are not listed on any securities exchange. The rights of the holders of preferred stock will be subordinate to those of our general creditors. The Senior Preferred is currently held by the selling securityholder as a physical stock certificate; however, we have agreed to transfer the certificate into book-entry form if requested by the holder or holders of the Senior Preferred.

Rank

        The Senior Preferred will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs, (a) senior to our common stock and to all capital stock ranking junior to the Senior Preferred; (b) on a parity with other classes or series of our preferred stock that we issue, the terms of which specifically provide that such preferred stock ranks on a parity with the Senior Preferred; and (c) senior to all shares of capital stock that we issue, the terms of which specifically provide that such shares of capital stock rank junior to the Senior Preferred.

Dividends

        We will pay the record holders of the Senior Preferred, when, as and if declared by our board of directors, cumulative cash dividends at an annual rate of $50.00 per Senior Preferred share each year, which is equivalent to 5.00% of the $1,000 liquidation preference per Senior Preferred share, until, but excluding, February 15, 2014, and from that date thereafter at an annual rate of $90.00 per Senior Preferred share each year, which is equivalent to 9.00% of the $1,000 liquidation preference per Senior Preferred share. Dividends will only be payable out of the assets legally available therefore. Dividends will be cumulative from and including the date of our original issue of the Senior Preferred and will be payable quarterly in arrears on the 15th day of February, May, August and November of each year or, if not a business day, the next succeeding business day. Dividends payable on the Senior Preferred on any date prior to the end of a dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to record holders of Senior Preferred as they appear in our records at the close of business on the applicable record date, which will be the 15th calendar day immediately preceding such dividend payment date or such other record date fixed by the board of directors that is not more than 60 days nor less than 10 days before such dividend payment date.

        In the event that any dividend payment or payments on the Senior Preferred are in arrears at any time, cumulative cash dividends at the annual rate then in effect for dividend payments on the Senior Preferred shall be payable as and if declared by our board of directors and out of the assets legally available therefore, on all such accrued and unpaid dividends.

        Notwithstanding the foregoing, dividends on the Senior Preferred will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends, and whether or not those dividends are declared. Accrued but unpaid dividends on the Senior Preferred will accumulate as of the due date for the dividend payment on which they first become payable. Except as described in the next paragraph, we will not declare or pay or set apart for payment dividends on any common shares or shares of any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Senior Preferred (other than a dividend paid solely in shares of common stock) for any period, nor will we, or any of our subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire for consideration any common shares or shares of any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Senior Preferred, unless full cumulative dividends on the Senior Preferred (including dividends on any such unpaid amounts) for all past dividend periods and the then current dividend period have been or are contemporaneously (a) declared and paid in full or (b) declared and a sum sufficient to pay them in cash is set apart for payment.

        When we do not pay dividends in full (or when we do not set apart a sum sufficient to pay them in full) upon the Senior Preferred and the shares of any other series of preferred stock ranking on a parity as to dividends with the Senior Preferred, we will declare any dividends upon the Senior Preferred and any other series of preferred shares ranking on a parity as to dividends with the Senior Preferred proportionately so that the dividends declared per share of Senior Preferred (including dividends on any such unpaid amounts) and those other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the Senior Preferred and those other series of preferred stock (which will not include any accrual in respect of unpaid dividends on such other series of preferred stock for prior dividend periods if those other series of preferred stock do not have cumulative dividends) bear to each other. If our board of directors or a duly authorized committee of our board of directors determines not to pay any dividend or a full dividend on a dividend payment date, we will provide written notice to the holders of the Senior Preferred prior to the dividend payment date.

Liquidation

        Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the record holders of the Senior Preferred will be entitled to be paid out of our assets or proceeds therefore legally available for distribution to our stockholders, subject to the rights of any of our creditors, a liquidation preference of $1,000 per Senior Preferred share, plus an amount equal to any accrued and unpaid dividends, whether or not declared, (including dividends on any such unpaid amounts) to the date of payment, before any dividend or payment may be made to holders of our common stock or any other class or series of our capital stock ranking junior to the Senior Preferred as to liquidation rights.

        If, upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Senior Preferred and the corresponding amounts payable on all other classes or series of our capital stock ranking on a parity with the Senior Preferred as to liquidation rights, then the record holders of the Senior Preferred and all other classes or series of capital stock of that kind will share proportionately in any such distribution of assets in proportion to the full respective liquidating distributions to which they would otherwise be entitled.

        After payment of the full amount of the liquidating distributions to which they are entitled, such record holders will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation or other entity will not be deemed to constitute our liquidation, dissolution or winding-up of our affairs.

Redemption

        Except as provided below, the Senior Preferred are not redeemable before February 15, 2012. On or after February 15, 2012, we may, at our option upon written notice, subject to the approval of our primary federal banking regulator, the Board of Governors of the Federal Reserve System, redeem the Senior Preferred, in whole or in part, at any time or from time to time for cash at a redemption price equal to the sum of (i) $1,000 per share of Senior Preferred, and (ii) any accrued and unpaid dividends up to and including the date fixed for redemption (except as provided in the immediately following sentence), including any dividends on any such unpaid dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record on such dividend record date of the redeemed shares of Senior Preferred. If the Senior Preferred is then held in certificated form, record holders of certificates representing the Senior Preferred to be redeemed will surrender such certificates at the place designated in the notice of redemption and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender of the certificates.

        Prior to February 15, 2012, we may, at our option, upon written notice, subject to the approval of our primary federal banking regulator, the Board of Governors of the Federal Reserve System, redeem the Senior Preferred, in whole or in part, at any time or from time to time for cash at a redemption price equal to the sum of (i) $1,000 per share of Senior Preferred, and (ii) any accrued and unpaid dividends up to and including the date fixed for redemption (except as provided in the immediately following sentence), including any dividends on any such unpaid dividends, provided that (x) any such redemption prior to February 15, 2012 may only occur if we have received aggregate gross proceeds of not less than $62,158,000 from one or more "qualified equity offerings" (as defined below), and (y) the aggregate redemption price of the Senior Preferred redeemed prior to February 15, 2012 may not exceed the aggregate net cash proceeds received by us from such qualified equity offerings. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record on such dividend record date of the redeemed shares of Senior Preferred. If the Senior Preferred is then held in certificated form, record holders of certificates representing the Senior Preferred to be redeemed will surrender such certificates at the place designated in the notice of redemption and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender of the certificates. A qualified equity offering means the sale and issuance for cash by Wilshire Bancorp to persons other than us (or any of our subsidiaries) of shares of perpetual preferred stock, common stock or any combination of such stock that, in each case, qualify as and may be included in our Tier 1 capital at the time of issuance under the applicable risk-based capital guidelines of the Board of Governors of the Federal Reserve System.

        If notice of redemption of any Senior Preferred has been given and if we have set aside in trust the funds necessary for the redemption for the benefit of the record holders of Senior Preferred so called for redemption, then from and after the redemption date dividends will cease to accrue on the Senior Preferred and such Senior Preferred will no longer be deemed outstanding and all rights of the holders of such Senior Preferred will terminate, except for the right to receive the redemption price plus any accrued and unpaid dividends payable upon the redemption. Any funds unclaimed at the end of three years from the redemption date will, to the extent permitted by law, be released to us, after which time the holders of the shares so called for redemption may look only to us for payment of the redemption price of such shares.

        Notice of redemption must be sent by first class mail to the holders of record of the shares of Senior Preferred to be redeemed not less than 30 nor more than 60 days before the date of redemption, or, if shares of Senior Preferred are issued in book-entry form through The Depository Trust Corporation or any similar facility, notice may be given at such time and in any manner permitted by such facility.

        The Senior Preferred has no stated maturity and is not subject to any sinking fund or mandatory redemption. Holders of the Senior Preferred have no right to require redemption or repurchase of any shares of the Senior Preferred.

Conversion

        Holders of our Senior Preferred have no right to exchange or convert such shares into any other securities.

Voting Rights

        Holders of Senior Preferred will generally have no voting rights, except as provided by applicable law and as described below.

        Whenever no dividends are paid on the Senior Preferred for six or more quarterly periods (whether or not consecutive), the size of our board of directors will be increased automatically by two directors, and holders of the Senior Preferred, voting together as a class with the holders of all other classes or series of our capital stock upon which like voting rights have been conferred and are exercisable (herein referred to as voting parity stock), will be entitled to elect two additional directors to our board of directors at the next annual meeting (or at a special meeting called for the purpose of electing preferred stock directors prior to the next annual meeting) and each subsequent annual meeting until all of the accrued and unpaid dividends on the Senior Preferred (including any dividends on any such unpaid dividends) for the past dividend periods and the then current dividend period have been declared and fully paid. A vacancy in the office of one of the additional preferred directors may be filled by written consent of the other additional preferred director who remains in office.

        The affirmative vote or consent of the holders of two-thirds of the outstanding Senior Preferred, voting separately as a single class, will be required to (i) authorize or create, or increase the authorized or issued amount of, or any issuance of, any shares or securities convertible into, exchangeable for or exercisable for any class or series of capital stock ranking senior to the Senior Preferred with respect to either or both of the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up; (ii) amend, alter or repeal the provisions of our articles of incorporation or the articles of amendment (including the Certificate of Determination) that established the Senior Preferred, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Senior Preferred; or (iii) to consummate a binding share exchange or reclassification involving the Senior Preferred, or of a merger or consolidation of Wilshire Bancorp with another corporation or other entity, unless in each case (x) the shares of Senior Preferred remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Senior Preferred Stock immediately prior to such consummation, taken as a whole.

        The voting rights afforded to holders of Senior Preferred will not apply if, at or before the time when the act with respect to which the vote would otherwise be required is effected, all outstanding Senior Preferred are redeemed or called for redemption in accordance with their terms and upon proper notice and we deposit sufficient funds, in cash, in trust to effect the redemption.

Preemptive Rights

        Holders of our Senior Preferred do not have preemptive rights with respect to any of our securities that may be issued.

DESCRIPTION OF THE WARRANT

        These paragraphs are a summary, and do not completely describe the terms and provisions of the Warrant. For the complete provisions, we refer you to the Warrant, a copy of which has been filed with the SEC and which is incorporated by reference into the registration statement of which this prospectus is a part.

        As of the date of this prospectus, there is one Warrant outstanding. The Warrant is exercisable, in whole or in part, for 949,460 shares of our common stock at a price of $9.82 per share, subject to adjustment as discussed below.

        The Warrant will expire at 5:00 p.m. New York City time, on December 12, 2018.

        The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the Warrant. With respect to any offering of all or any portion of the Warrant, a specific warrant agreement will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, incorporated by reference herein.

Exercise

        The Warrant is exercisable by (A) the surrender of the Warrant and a duly completed and executed notice of exercise (a form of which is annexed thereto) at our principal executive office and (B) payment of the exercise price for the Shares of common stock thereby purchased: (i) by having us withhold, from the shares of common stock that would otherwise be delivered to the warrantholder upon such exercise, shares of common stock issuable upon exercise of the Warrant equal in value to the aggregate exercise price as to which the Warrant is so exercised based on the market price of the common stock on the trading day on which the Warrant is exercised, or (ii) with the consent of both Wilshire Bancorp and the warrantholder, by tendering in cash, by certified or cashier's check payable to the order of Wilshire Bancorp, or by wire transfer of immediately available funds to an account designated by us.

        Any exercise of the Warrant for shares of common stock is subject to the condition that the warrantholder will have first received any applicable approvals and authorizations required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

Listing

        The shares of common stock issuable upon exercise of the Warrant will be listed on the NASDAQ Global Select Market.

Fractional Shares

        No fractional shares will be issued upon exercise of the Warrant. However, we will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date, less the prorated exercise price for such fractional share.

Adjustments

        Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.    The number of shares of our common stock for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

        Anti-dilution Adjustment.    Until the earlier of December 12, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

  •
  as consideration for or to fund the acquisition of businesses and/or related assets;

  •
  in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

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  in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

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  in connection with the exercise of preemptive rights on terms existing as of December 12, 2008.

        Other Distributions.    If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

        Certain Repurchases.    If we effect a pro rata repurchase of our common stock both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

        Business Combinations.    In the event of a merger, consolidation or similar transaction involving Wilshire Bancorp and requiring shareholder approval, the warrantholder's right to receive shares of our common stock upon exercise of the Warrant will be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of our common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

Governing Law

        The Warrant will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

Transfer

        The Warrant and all rights thereunder are transferable, in whole or in part, by the registered holder of the Warrant, and we will make and deliver a new warrant, of the same tenor and date as the Warrant but registered in the name of one or more transferees, upon surrender of the Warrant, duly endorsed, to our principal executive office. We will bear the expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants; provided however, that the selling securityholder may not transfer a portion or portions of the Warrant with respect to, and/or exercise the Warrant for, more than 474,730 shares of our common stock (as such number may be adjusted from time to time as set forth above) in the aggregate until the earlier of (a) the date on which we have received aggregate gross proceeds of not less than $62,158,000 from one or more qualified equity offerings and (b) December 31, 2009. Qualified equity offerings has the meaning provided above; see "Description of Series A Preferred Stock—Redemption."

Reduction

        In the event that we receive proceeds from a qualified entity offering equal to at least $62,158,000 prior to December 31, 2009, the number of shares of our common stock underlying the Warrant will be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the Warrant (taking into account all adjustments) and (ii) 0.5.

Exchange and Registry

        The Warrant is exchangeable, upon the surrender hereof by the warrantholder to Wilshire Bancorp for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of shares of common stock. We will maintain a registry showing the name and address of the warrantholder as the registered holder of the Warrant. The Warrant may be surrendered for exchange or exercise in accordance with its terms, at our principal executive office.

Substitution

        In the event that our common stock is no longer listed on a national securities exchange or securities association, the Warrant will be exchangeable, at the option of the selling securityholder, for senior term debt or another economic instrument or security of Wilshire Bancorp such that the selling securityholder is appropriately compensated for the value of the Warrant.

Rights as Shareholder

        The Warrant does not entitle the warrantholder to any voting rights or other rights as a Wilshire Bancorp shareholder prior to the date of exercise of the Warrant.

SELLING SECURITYHOLDER

        On December 12, 2008, we issued the securities covered by this prospectus to the United States Department of Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

  •
  62,158 shares of Senior Preferred, representing beneficial ownership of 100% of the shares of Senior Preferred outstanding on the date of this prospectus;

  •
  a Warrant to purchase 949,460 shares of our common stock; and

  •
  949,460 shares of our common stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 3.13% of our common stock as of December 31, 2008.

        For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

        We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

        Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

        Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

        The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise.

        In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the Warrant and deliver common stock to close out short positions, or loan or pledge the Senior Preferred or the common stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

        In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

        In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

        In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

        At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We do not intend to apply for listing of the Senior Preferred on any securities exchange or for inclusion of the Senior Preferred in any automated quotation system unless requested by the initial selling securityholder. No assurance can be given as to the liquidity of the trading market, if any, for the Senior Preferred.

        We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

LEGAL MATTERS

        The validity of the Senior Preferred, the Warrant and our common stock offered hereby will be passed upon for us by Hunton & Williams LLP.

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of Wilshire Bancorp, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

62,158 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

P R O S P E C T U S  S U P P L E M E N T

Joint Book-Running Managers

BofA Merrill Lynch	Sandler O'Neill + Partners, L.P.

Co-Managers

Drexel Hamilton	SL Hare Capital	TBC Securities

March         , 2012